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- --------------------------------------------------------------------------------

                                CREDIT AGREEMENT


                          Dated as of November 30, 1994


                                      among


                         PACIFICARE HEALTH SYSTEMS, INC.


                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                         THE CHASE MANHATTAN BANK, N.A.
                               CITICORP USA, INC.
                          NATIONSBANK OF TEXAS, N.A.,
                                  as Co-Agents


                                       and


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                             as Adminstrative Agent




                                   Arranged By
[LOGO]                         BA SECURITIES, INC.

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


                                TABLE OF CONTENTS

Section                                                                     Page

Section 1.  Definitions and Accounting Matters . . . . . . . . . . . . . . .   1
    1.01      Certain Defined Terms. . . . . . . . . . . . . . . . . . . . .   1
    1.02      Accounting Terms and Determinations. . . . . . . . . . . . . .  18
    1.03 Types of Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    1.04      Interpretation . . . . . . . . . . . . . . . . . . . . . . . .  20

Section 2. Commitments, Loans, Notes and Prepayments . . . . . . . . . . . .  20
    2.01      Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.02      Borrowings of Committed Loans. . . . . . . . . . . . . . . . .  20
    2.03      Changes of Commitments . . . . . . . . . . . . . . . . . . . .  21
    2.04      Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.05      Lending Offices. . . . . . . . . . . . . . . . . . . . . . . .  21
    2.06      Several Obligations. . . . . . . . . . . . . . . . . . . . . .  22
    2.07      Evidences of Debt. . . . . . . . . . . . . . . . . . . . . . .  22
    2.08      Optional Prepayments and Continuations of
         Committed Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.09      Bid Borrowings . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.10  Procedure for Bid Borrowings . . . . . . . . . . . . . . . . . . .  24
    2.11      Extension of Maturity Date . . . . . . . . . . . . . . . . . .  28
    2.12      Increase in Commitments. . . . . . . . . . . . . . . . . . . .  28

Section 3.  Payments of Principal and Interest . . . . . . . . . . . . . . .  29
    3.01      Repayment of Loans . . . . . . . . . . . . . . . . . . . . . .  29
    3.02      Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 4.  Payments; Pro Rata Treatment; Computations; Etc. . . . . . . . .  31
    4.01      Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    4.02      Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . .  31
    4.03      Computations . . . . . . . . . . . . . . . . . . . . . . . . .  32
    4.04      Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . . .  32
    4.05      Certain Notices. . . . . . . . . . . . . . . . . . . . . . . .  33
    4.06      Non-Receipt of Funds by the Agent. . . . . . . . . . . . . . .  33
    4.07      Sharing of Payments, Etc . . . . . . . . . . . . . . . . . . .  34

Section 5.  Yield Protection, Etc. . . . . . . . . . . . . . . . . . . . . .  36
    5.01      Additional Costs . . . . . . . . . . . . . . . . . . . . . . .  36
    5.02      Limitation on Types of Loans . . . . . . . . . . . . . . . . .  38
    5.03      Illegality . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    5.04      Treatment of Affected Loans. . . . . . . . . . . . . . . . . .  39
    5.05      Compensation . . . . . . . . . . . . . . . . . . . . . . . . .  40
    5.06      Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Section 6. Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . .  42
    6.01      Conditions to Effectiveness of Bank Obligations. . . . . . . .  42
    6.02      Initial and Subsequent Loans . . . . . . . . . . . . . . . . .  44

Section 7. Representations and Warranties. . . . . . . . . . . . . . . . . .  44

Section                                                                     Page

    7.01      Corporate Existence. . . . . . . . . . . . . . . . . . . . . .  44
    7.02      Financial Condition. . . . . . . . . . . . . . . . . . . . . .  44
    7.03      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.04      No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    7.05      Corporate Action . . . . . . . . . . . . . . . . . . . . . . .  45
    7.06      Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    7.07      Use of Credit. . . . . . . . . . . . . . . . . . . . . . . . .  46
    7.08      ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    7.09      Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    7.10      Certain Regulations. . . . . . . . . . . . . . . . . . . . . .  46
    7.11      Material Agreements and Liens. . . . . . . . . . . . . . . . .  47
    7.12      Environmental Laws . . . . . . . . . . . . . . . . . . . . . .  47
    7.13      Subsidiaries, Etc. . . . . . . . . . . . . . . . . . . . . . .  48
    7.14      Title to Assets. . . . . . . . . . . . . . . . . . . . . . . .  48
    7.15      True and Complete Disclosure . . . . . . . . . . . . . . . . .  48
    7.16      No Default . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    7.17      Business Activity. . . . . . . . . . . . . . . . . . . . . . .  49
    7.18      Accreditation, Etc . . . . . . . . . . . . . . . . . . . . . .  49

Section 8.  Covenants of the Company . . . . . . . . . . . . . . . . . . . .  49
    8.01      Financial Statements, Etc. . . . . . . . . . . . . . . . . . .  49
    8.02      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    8.03      Existence, Etc . . . . . . . . . . . . . . . . . . . . . . . .  53
    8.04      Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    8.05      Consolidation, Merger or Sale. . . . . . . . . . . . . . . . .  54
    8.06      Limitation on Liens. . . . . . . . . . . . . . . . . . . . . .  55
    8.07      Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.08      Investments. . . . . . . . . . . . . . . . . . . . . . . . . .  57
    8.09      Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . .  58
    8.10      Fixed Charges Ratio. . . . . . . . . . . . . . . . . . . . . .  58
    8.11      Dividends of Subsidiaries During Default . . . . . . . . . . .  58
    8.12      Limitation on Payment Restrictions Affecting Subsidiaries. . .  58
    8.13      Prepayments of Indebtedness. . . . . . . . . . . . . . . . . .  59
    8.14      Lines of Business. . . . . . . . . . . . . . . . . . . . . . .  59
    8.15      Transactions with Affiliates . . . . . . . . . . . . . . . . .  59
    8.16      Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  59
    8.17      Certain Obligations Respecting Subsidiaries. . . . . . . . . .  60

Section 9.  Events of Default. . . . . . . . . . . . . . . . . . . . . . . .  60

Section 10.  The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    10.01 Appointment and Authorization. . . . . . . . . . . . . . . . . . .  63
    10.02 Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . .  64
    10.03 Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . .  64
    10.04 Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . .  64
    10.05 Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . .  65
    10.06 Credit Decision. . . . . . . . . . . . . . . . . . . . . . . . . .  65

Section                                                                     Page

    10.07 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  66
    10.08 Agent in Individual Capacity . . . . . . . . . . . . . . . . . . .  67
    10.09 Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . .  67
    10.10  Co-Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

Section 11.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  68
    11.01  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    11.02 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    11.03 Expenses, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  68
    11.04 Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . .  69
    11.05 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  70
    11.06 Assignments and Participations . . . . . . . . . . . . . . . . . .  70
    11.07 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    11.08 Agreements Superseded. . . . . . . . . . . . . . . . . . . . . . .  73
    11.09 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    11.10 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    11.11 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    11.12 Treatment of Certain Information . . . . . . . . . . . . . . . . .  73
    11.13 GOVERNING LAW; SUBMISSION TO JURISDICTION. . . . . . . . . . . . .  73
    11.14 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . .  74

  SCHEDULES

  2.01      Commitments
  7.03      Litigation
  7.09      Tax Sharing Agreements
  7.11      Material Agreements and Liens
  7.13      Subsidiaries and Investments
  11.02     Addresses for Notices


  EXHIBITS

  A-1   Form of Committed Loan Note
  A-2   Form of Bid Loan Note
  B     Form of Opinion of Counsel to the Company
  C     Form of Confidentiality Agreement
  D     Form of Competitive Bid Request
  E     Form of Invitation for Competitive Bids
  F     Form of Competitive Bid

                                CREDIT AGREEMENT



        This CREDIT AGREEMENT (this "AGREEMENT") dated as of November 30, 1994, is made between PacifiCare Health Systems, Inc., a Delaware corporation (the "COMPANY"); each of the lenders that is a signatory to this Agreement identified under the caption "BANKS" on the signature pages of this Agreement or which, pursuant to Section 11.06(b), shall become a "Bank" under this Agreement (individually, a "Bank" and, collectively, the "BANKS"); and Bank of America National Trust and Savings Association, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the "AGENT") and The Chase Manhattan Bank, N.A., Citicorp USA, Inc. and NationsBank of Texas, N.A. as co-agents (in such capacity "CO-AGENTS").

        The Company has requested the Banks to extend credit to the Company in an aggregate principal amount not exceeding $250,000,000 to finance the operations of the Company, to enable the Company or its Subsidiaries to make certain acquisitions and for other purposes.


        Accordingly, the parties hereto agree as follows:

        Section 1.  DEFINITIONS AND ACCOUNTING MATTERS.

        1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

        "ABSOLUTE RATE" has the meaning specified in subsection 2.10(c).

        "ABSOLUTE RATE AUCTION" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.10.

        "ABSOLUTE RATE BID LOAN" means a Bid Loan that bears interest at a rate determined with reference to the Absolute Rate.

        "ACQUISITION" shall mean any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transaction in a series of transactions, directly or indirectly: (a) acquires any going concern or all or a substantial part of the assets of any corporation, partnership or other entity or any division of any such entity; or (b) any such entity or any division of such an entity becomes a Subsidiary of such Person.

        "ADDITIONAL COST" shall have the meaning assigned to that term in
Section 5.01.

        "AFFILIATE" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Company. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED" BY and "UNDER COMMON CONTROL WITH") shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), PROVIDED that, in any event, any Person that owns directly or indirectly securities having 20 percent or more of the voting power for the election of directors or other governing body of a corporation or 20 percent or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, the definition of "Affiliate" shall not encompass: (a) any individual solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries; (b) any of the Subsidiaries of the Company; and (c) the Agent or any Bank.

        "AGENT" shall have the meaning assigned to that term in the introductory paragraphs to this Agreement.

        "AGENT'S PAYMENT OFFICE" means the address set forth for "Notices" on
Schedule 11.02 hereto in relation to the Agent, or such other address as the Agent may from time to time specify where the Company or any Bank shall make payments under this Agreement.

        "AGENT-RELATED PERSONS" means BofA and any successor agent arising under
Section 10.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "APPLICABLE LENDING OFFICE" shall mean, for each Bank and for each Type of Loan, the "Lending Office" of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on Schedule 11.02 or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office for its Loans of such Type.

        "APPLICABLE MARGIN" means the rates per annum, expressed in basis points per annum set forth below:


- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                    Leverage             Ratings              Facility       LIBOR
                                     Ratio             (see below)              Fee          Margin
- ----------------------------------------------------------------------------------------------------

  Level I                             N/A      A+ or above and A1 or above      8.50         19.00
- ----------------------------------------------------------------------------------------------------
  Level II   less than or equal to    30%                  N/A                 10.00         21.25
- ----------------------------------------------------------------------------------------------------
  Level III  less than or equal to    35%                  N/A                 12.50         25.00
- ----------------------------------------------------------------------------------------------------
  Level IV   less than or equal to    40%                  N/A                 17.50         30.00
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

          Ratings indicated are the Company's unsecured long-term debt ratings by Standard and Poor's Rating Group and Moody's Investors Service, Inc., respectively ("Ratings"). For any Quarterly Period commencing after any date that the Company has notified the Agent pursuant to Section 8.01(j) that it has received Ratings resulting in the Applicable Margin being based on Level I, the Applicable Margin shall, commencing with the next Quarterly Period, be the rate per annum set forth opposite Ratings of the Company above. Upon receipt of a notice under Section 8.01(j) wherein the Company notifies the Agent of a Ratings change, the Applicable Margin shall, commencing with the next Quarterly Period, be the rate per annum set forth above opposite the Leverage Ratio for the Company as reflected on the most recent compliance certificate received by the Agent pursuant to Section 8.01 prior to the commencement of such Quarterly Period.

          For any Quarterly Period when the Company does not have Ratings or the Company's Ratings do not result in an Applicable Margin being based on Level I, the Applicable Margin for such Quarterly Period shall be the rate per annum set forth above opposite the Leverage Ratio for the Company as reflected on the most recent compliance certificate received by the Agent pursuant to Section 8.01 prior to the commencement of such Quarterly Period.

          Unless the Applicable Margin is based on Level I at the time, if the Agent does not receive a compliance certificate by the date required by Section 8.01, the Applicable Margin shall, effective as of such date, be the highest Applicable Margin to but excluding the date the Agent receives such certificate. Subject to the foregoing, until the delivery of the first compliance certificate after the Closing Date or a Ratings notice pursuant to Section 8.01(j) indicating Ratings which result in an Applicable Margin being based on Level I, the Applicable Margin shall be that indicated by the certificate delivered pursuant to Section 6.01(g).

          "APPROVED ACQUISITION" shall mean an Acquisition, consummated or to be consummated by the Company or any Subsidiary of the Company: (a) which does not or would not result in the Company or any of its Subsidiaries being engaged to any substantial extent in any line or lines of business activity other than the Healthcare Business; (b) immediately after which, each of the Company's HMO Subsidiaries shall be in compliance with all applicable Regulatory Tangible Net Equity Requirements and shall be in substantial compliance in all other respects with any HMO Regulation relevant to such requirement; (c) the terms of which have been accepted by the board of directors or other managing body of the target Person (which, if such Person is the debtor in any proceeding under the Bankruptcy Code, shall be the court having jurisdiction in such case); and (d) immediately before which and after giving effect to which (i) the representations and warranties of the Company in Section 7 of this Agreement shall be true in all material respects and (ii) no Default or Event of Default shall have occurred and be continuing.

          "APPROVED MERGER" shall mean a merger or consolidation consummated or to be consummated by the Company or any Subsidiary of the Company: (a) wherein the Company or such Subsidiary shall be the continuing or surviving corporation;
(b) the Company and its Subsidiaries do not incur or assume interest-bearing Indebtedness (other than Indebtedness, which the non-surviving entity had on its balance sheet prior to such merger or consolidation); (c) which does not or would not result in the Company or any of its Subsidiaries being engaged to any substantial extent in any line or lines of business activity other than the Healthcare Business; (d) immediately after which, each of the Company's HMO Subsidiaries shall be in compliance with all applicable Regulatory Tangible Net Equity Requirements and shall be in substantial compliance in all other respects with any HMO Regulation relevant to such requirement; (e) the terms of which have been accepted by the board of directors or other managing body of the target Person (which, if such Person is the debtor in any proceeding under the Bankruptcy Code, shall be the court having jurisdiction in such case); and (f) immediately before which and after giving effect to which (i) the representations and warranties of the Company in Section 7 of this Agreement shall be true in all material respects and (ii) no Default or Event of Default shall have occurred and be continuing.

          "ARRANGER" means BA Securities, Inc., a Delaware corporation.

          "BANKRUPTCY CODE" shall mean the Federal Bankruptcy Code of 1978.

          "BANKS" shall have the meaning assigned to that term in the introductory paragraphs of this Agreement.

          "BASE RATE" means, for any day, the higher of: (a) 0.50 percent per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "BASE RATE LOANS" shall mean Loans that bear interest at rates based upon the Base Rate.

          "BASIC DOCUMENTS" shall mean, collectively, this Agreement and any Notes.

          "BID BORROWING" means a borrowing hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more Banks.

          "BID LOAN" means a loan by a Bank to the Company under Section 2.09, which may be a LIBOR Bid Loan or an Absolute Rate Bid Loan.

          "BID LOAN BANK" means, in respect of any Bid Loan, the Bank making such Bid Loan to the Company.

          "BID LOAN NOTE" has the meaning specified in Section 2.07(c).

          "BOFA" means Bank of America National Trust and Savings Association, a national banking association.

          "BUSINESS DAY" shall mean (a) any day other than a Saturday or Sunday on which commercial banks are not authorized or required to close in New York City, New York or Los Angeles, California and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

          "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligation, determined in accordance with GAAP (including such Statement No. 13).

          "CASH FLOW" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) consolidated net income (it being understood that such amount shall be calculated before extraordinary items and income or loss attributable to equity in Affiliates) for such period PLUS (b) amortization (to the extent deducted in determining net income) for such period plus (c) the Netted Provision for Taxes for such period PLUS (d) Interest Expense.

          "CLOSING DATE" shall mean the date on which the Company, the Agent and the Banks have executed and delivered this Agreement.

          "CODE" shall mean the Internal Revenue Code  of  1986.

          "COMMITMENT" shall mean, for each Bank, the obligation of such Bank to make Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Bank on SCHEDULE 2.01 (as the same may be reduced from time to time pursuant to Section 2.03). The aggregate principal amount of such Commitments is $250,000,000.

          "COMMITMENT PERCENTAGE" shall mean, with respect to any Bank, the ratio of (a) the amount of the Commitment of such Bank to (b) the aggregate amount of the Commitments of all of the Banks.

          "COMMITTED LOAN" means a loan by a Bank to the Company under
Section 2.02, and may be a LIBOR Committed Loan or a Base Rate Loan (each, a "TYPE" of Committed Loan).

          "COMMITTED LOAN NOTES" shall mean the promissory notes provided for by
Section 2.07(b).

          "COMPANY" shall have the meaning assigned to that term in the introductory paragraphs of this Agreement.

          "COMPETITIVE BID" means an offer by a Bank to make a Bid Loan in accordance with subsection 2.10(c).

          "COMPETITIVE BID REQUEST" has the meaning specified in subsection 2.10(a).

          "CONSOLIDATED CAPITALIZATION" shall mean, at any time, Indebtedness of the Company and its Consolidated Subsidiaries PLUS the sum for the Company and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) of Net Worth PLUS Redeemable Preferred.

          "CONSOLIDATED SUBSIDIARY" shall mean, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

          "CONTINUE" "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 2.08 of a Loan of one Type as a Loan of the same Type from one Interest Period to the next Interest Period.

          "CONVERT" "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 2.08 of one Type of Committed Loan into another Type of Committed Loan, which may be accompanied by the transfer by a Bank (at its sole discretion) of a Committed Loan from one Applicable Lending Office to another.

          "DEBT SERVICE" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness scheduled or required to be made during such period PLUS (b) all Interest Expense for such period PLUS (c) all Dividend Payments for such period.

          "DEFAULT" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "DIVIDEND PAYMENT" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or any of the Company's Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding dividends payable solely in shares of common stock of the Company or any of the Company's Subsidiaries.

          "DOLLARS" and "$" shall mean lawful money of the United States of America.

          "ELIGIBLE ASSIGNEE" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

          "ENVIRONMENTAL LAW" shall mean all Governmental Rules relating to the regulation or protection of human or animal health or safety or of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes (including Hazardous Materials) into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes. The term "Environmental Law" shall include the terms and conditions of any Governmental Approval issued under any Environmental Law or with respect to any Hazardous Material.

          "EQUITY RIGHTS" shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders, or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          "ERISA" shall mean the Employee Retirement Income Security Act of
1974.

          "ERISA AFFILIATE" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (c) of the Code of which the Company is a member.

          "EVENT OF DEFAULT" shall have the meaning assigned to that term in
Section 9.

          "FASB" shall mean the Financial Accounting Standards Board.

          "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1 percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to BofA on such Business Day on such transactions as determined by the Agent.

          "FIXED CHARGES RATIO" shall mean, as at any date, the ratio of (a) Cash Flow for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Debt Service for such period.

          "GAAP", shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of
Section 1.02(a), are to be used in making the calculations for purposes of determining compliance with this Agreement.

          "GOVERNMENTAL APPROVALS" shall mean any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any Governmental Person.

          "GOVERNMENTAL PERSON" shall mean any national (federal or foreign), state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, body or entity, including the PBGC, Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank or any comparable authority.

          "GOVERNMENTAL RULES" shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Person.

          "GUARANTEED" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or to become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as verbs shall have correlative meanings.

          "HAZARDOUS MATERIAL" shall mean, collectively, any chemicals, products, materials or other natural or manufactured substances (a) which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "infectious wastes," "Pollutants" or words of similar import under any Environmental Law and (b) exposure to which or use of which is now or hereafter prohibited, limited or regulated under any Environmental Law.

          "HMO" shall mean any Person which operates as a health maintenance organization.

          "HEALTHCARE BUSINESS" shall mean the provision or arrangement of health care services, related ancillary products or both through an HMO, a regulated healthcare service contractor or any other business which in the ordinary course provides or arranges for such services, products or both, the provision of health insurance, the management of health care services, and business activities related and incidental to the same.

          "HMO EVENT" shall mean the failure by the Company or any of its HMO Subsidiaries to comply in any material respect with any of the terms and provisions of any applicable HMO Regulation pertaining to the fiscal soundness, solvency or financial condition of the Company or any of its HMO Subsidiaries; or the assertion in writing, after the Closing Date, by an HMO Regulator that it intends to take administrative action against the Company or any of its HMO Subsidiaries to revoke or modify any Governmental Approval of, or to enforce the fiscal soundness, solvency or financial provisions or requirements of such HMO Regulations against, the Company or any of its HMO Subsidiaries, if such action, modification or enforcement is reasonably likely to have a Material Adverse Effect.

          "HMO REGULATIONS" shall mean all Governmental Rules applicable to any HMO Subsidiary under federal or state law and any regulations, orders and directives promulgated or issued pursuant to the foregoing.

          "HMO REGULATOR" means any Person charged with the administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily, or jointly.

           "HMO SUBSIDIARY" shall mean any current or future Subsidiary of the Company that is either an HMO or a regulated healthcare service contractor.

          "INDEBTEDNESS" shall mean, for any Person (without duplication): (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person;
(d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

          "INTEREST EXPENSE" shall mean, for any period, the sum, for the Company and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) PLUS (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period).

          "INTEREST PERIOD" shall mean with respect to any (a) LIBOR Loan, each period commencing on the date such LIBOR Loan is made or, in the case of any LIBOR Committed Loan, Converted from a Committed Loan of another Type or the last day of the next preceding Interest Period for such LIBOR Committed Loan and ending on the numerically corresponding day in the first, second, third, sixth, and in the case of LIBOR Bid Loans (and LIBOR Committed Loans if consented to by all Banks), ninth or twelfth calendar month thereafter, as the Company may select as provided in Section 4.05, except that each Interest Period for a LIBOR Loan that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last

Business Day of the appropriate subsequent calendar month, and (b) Absolute Rate Bid Loan, a period of not less than seven days and not more than 365 days as the Company may select in the applicable Competitive Bid Request. Notwithstanding the foregoing: (i) no Interest Period for any Loan may end after the Maturity Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for a LIBOR Loan, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and
(iii) notwithstanding clauses (i) and (ii) above, no Interest Period for any LIBOR Loan shall have a duration of less than one month and no Interest Period for any Absolute Rate Loan shall have a duration of less than seven days and, if the Interest Period would otherwise be a shorter period, such Loan shall not be available under this Agreement for such period.

          "INTEREST RATE PROTECTION AGREEMENT" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies. For purposes of this Agreement, the "credit exposure" at any time of any Person under an Interest Rate Protection Agreement to which such Person is a party shall be determined at such time in accordance with the standard methods of calculating credit exposure under similar arrangements, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Interest Rate Protection Agreement.

          "INVESTMENT" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any 'short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business);
(c) the entering into of any Guarantee of, or other contingent obligation with respect to, any liability (not constituting Indebtedness) of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

          "INVITATION FOR COMPETITIVE BIDS" means a solicitation for Competitive Bids, substantially in the form of EXHIBIT E.

          "LEVERAGE RATIO" shall mean, at any time, the ratio of (a) the sum of Indebtedness and Redeemable Preferred to (b) Consolidated Capitalization at such time.

          "LIBOR AUCTION" means a solicitation of Competitive Bids setting forth a LIBOR Bid Margin pursuant to Section 2.10.

          "LIBOR BASE RATE" shall mean, with respect to any LIBOR Bid Loan or LIBOR Committed Loan for any Interest Period for such Loan, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1 percent), as determined by the Agent of the respective rates per annum quoted by each Reference Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period for the offering by such Reference Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to, in the case of LIBOR Bid Loans, the LIBOR Bid Loans to be borrowed in such Bid Loan borrowing, and, in the case of LIBOR Committed Loans, the principal amount of the LIBOR Loan to be made by such Reference Bank for such Interest Period; PROVIDED, HOWEVER, that if any Reference Bank is not participating in any LIBOR Loan during any Interest Period for such Loan, the LIBOR Rate for such Loan for such Interest Period shall be determined by reference to the amount of the Loan that such Reference Bank would have made or had outstanding had it been participating in such Loan during such Interest Period. If any Reference Bank does not timely furnish such information for determination of any LIBOR Base Rate, the Agent shall determine such LIBOR Base Rate on the basis of the information timely furnished by the remaining Reference Banks.

          "LIBOR BID LOAN" means any Bid Loan that bears interest at a rate based upon the LIBOR Rate.

          "LIBOR BID MARGIN" has the meaning specified in subsection 2.10(c)(ii)(C).

          "LIBOR COMMITTED LOANS" shall mean Committed Loans the interest rates on which are determined on the basis of rates referred to in the definition of "LIBOR Base Rate" in this Section 1.01.

          "LIBOR LOANS" shall mean LIBOR Committed Loans or LIBOR Bid Loans the interest rates on which are determined on the basis of rates referred to in the definition of "LIBOR Base Rate" in this Section 1.01.

          "LIBOR RATE" shall mean, for any LIBOR Bid Loan or LIBOR Committed Loan for any Interest Period for such Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1 percent) determined by the Agent to be equal to the LIBOR Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement for such Loan for such Interest Period.

          "LIEN" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property or any agreement to give, or notice of, any of the foregoing. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "LOANS" shall mean Committed Loans and the Bid Loans.

          "MAJORITY BANKS" shall mean, subject to the last paragraph of Section 11.04, Banks having more than 50 percent of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Banks holding more than 50 percent of the aggregate unpaid principal amount of the Loans.

          "MARGIN STOCK" shall mean "margin stock" within the meaning of Regulations U and X.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under any of the Basic Documents, (c) the validity or enforceability of any of the Basic Documents, (d) the rights, remedies, powers and privileges of the Banks and the Agent under any of the Basic Documents or (e) the timely payment of the obligations.

          "MATERIAL SUBSIDIARY" shall mean any present or future Subsidiary of the Company that, as of the date of determination, has assets equal to or greater than five percent of the consolidated total assets of the Company.

          "MATURITY DATE" shall mean November 30, 1999 unless extended pursuant to Section 2.11 hereof.

          "MULTIEMPLOYER PLAN" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "NET WORTH" shall mean, at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

          (a) the amount of capital stock (less the cost of treasury shares and Redeemable Preferred), PLUS (b) the amount of additional-paid-in-capital, surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, MINUS the amount of such deficit).

          "NETTED PROVISION FOR TAXES" shall mean, for any period of determination, the positive or negative difference of the provision for taxes deducted in determining net income for such period MINUS the amount of taxes actually paid during such period.

          "NOTES" means the Committed Loan Notes and the Bid Loan Notes.

          "OBLIGATIONS" shall mean the principal of any Loan, interest, fees and any other amount payable by the Company under this Agreement or any Note.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "PERMITTED MARKET INVESTMENTS" shall mean any security that (a) is of a type traded or quoted on any exchange or recognized financial market, (b) can be readily liquidated or disposed of on such exchanges or markets, (c) other than in the case of an equity security, is rated by, and has no lower than an "investment grade," rating from any nationally recognized rating agency and (d) satisfies the Company's investment guidelines as approved by the Board of Directors of the Company and in effect on November 1, 1994, as the same may be amended from time to time by such Board.

          "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or Governmental Person.

          "PLAN" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "POST-DEFAULT RATE" shall mean, in respect of any obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2.0 percent PLUS the Base Rate as in effect from time to time (provided that, if the amount so in default is principal of a LIBOR Loan and its due date is a day other than the last day of the Interest Period for such Loan, the "Post-Default Rate" for such past due principal shall be, for the period from and including such due date to but excluding the last day of the Interest Period, 2 percent PLUS the interest rate for such Loan as provided in Section 3.02(b) and, thereafter, the rate provided for above in this definition).

          "PROPERTY" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "PROSPECTIVE PREMIUM DEFAULT" shall mean the institution, with respect to the Company or any Subsidiary by an HMO Regulator pursuant to applicable HMO Regulations, of a restriction on the fees or premiums that any HMO Subsidiary of the Company may charge that is likely to cause the Company to be in default of one or more of the financial covenants in Section 8 of this Agreement during one or more of the four fiscal quarters of the Company following the effective date of such restriction; provided that, in determining such likelihood, due consideration shall be given of actions the Company proposes to take, or to have any HMO Subsidiary take, in response to such restriction to the extent such actions have been communicated to the Banks within 30 days after such effective date and so long as no other Default (whether or not related to such restriction) shall then have occurred and be continuing.

           "QUARTERLY DATES" shall mean the last day of February, May, August and November in each year, the first of which shall be the first such day after the Closing Date; PROVIDED that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day (unless such Business Day falls in a subsequent calendar month, in which event such Quarterly Date shall be the next preceding Business Day).

          "QUARTERLY PERIOD" shall mean (a) the period from the Closing Date to and including the next succeeding Quarterly Date and (b) thereafter, any period from the first day after a Quarterly Date to and including the next succeeding Quarterly Date.

          "REDEEMABLE PREFERRED" shall mean any preferred or similar stock (a) that, by its terms or at the option of the holders, is under any circumstance redeemable or may be required to be repurchased, or is convertible into Indebtedness, that requires payments to a sinking fund, on or prior to the payment in full of the Obligations or (b) that, by reason of the option of the issuer to take or cause any such action and its other terms, should, in accordance with GAAP, be treated as debt.

          "REFERENCE BANKS" shall mean BofA, NationsBank of Texas, N.A. and The Dai-Ichi Kangyo Bank, Ltd. (or their respective Applicable Lending Offices, as the case may be).

          "REGULATIONS A, D, G, T, U AND X" shall mean, respectively, Regulations A, D, G, T, U and X of the Board of Governors of the Federal Reserve System.

          "REGULATORY CHANGE" shall mean, with respect to any Bank (or its Applicable Lending Office) and any affiliate of such Bank which is a bank, the occurrence after the Closing Date of any of the following events: (a) the adoption of any applicable Governmental Rule; (b) any change in any applicable Governmental Rule (including Regulation D) or in the interpretation or administration of any Governmental Rule (including Regulation D) by any Governmental Person charged with its interpretation or administration; or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of banks including such Bank (and any affiliate of such Bank which is a bank) of or under any Governmental Rule or in the interpretation or administration of any Governmental Rule (including Regulation
D) (whether or not having the force of law and whether or not failure to comply would be unlawful) by any Governmental Person charged with its interpretation or administration.

          "REGULATORY TANGIBLE NET EQUITY" shall mean, for any HMO, "tangible net equity," "net worth" or such similar financial concept as defined by any HMO Regulation promulgated by any HMO Regulator as shall be applicable to HMOs.

          "REGULATORY TANGIBLE NET EQUITY REQUIREMENT" shall mean, as to any HMO, the minimum level at which an HMO is required by any applicable HMO Regulation or HMO Regulator to maintain its Regulatory Tangible Net Equity.

          "RELEVANT PARTIES" shall have the meaning assigned to such term in
Section 9(b).

          "RESERVE REQUIREMENT" shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of "LIBOR Base Rate" in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes LIBOR Loans.

          "SEC" shall mean the Securities and Exchange Commission.

          "SOLVENT" shall mean, with respect to any Person on any date, that on such date (i) the fair salable value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (iv) such Person is not engaged in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (v) such Person is solvent under all applicable HMO Regulations. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SUBSIDIARY" shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. "WHOLLY OWNED SUBSIDIARY" shall mean any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

          "SUSPENSION NOTICE" shall have the meaning given such term in Section 5.04.

          "TYPE" shall have the meaning assigned to such term in Section 1.03.

          1.02 ACCOUNTING TERMS AND DETERMINATIONS.

               (a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks under this Agreement shall be prepared, in accordance with generally accepted accounting principles then in effect applied on a consistent basis. All accounting terms and all determinations and calculations that pursuant to the terms of this Agreement make express reference to GAAP shall be interpreted and made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the audited financial statements as at September 30, 1994 referred to in Section 7.02 unless and until the Majority Banks shall have determined that such terms, determinations and calculations shall be interpreted and made on a basis consistent with the generally accepted accounting principles used in the preparation of the latest financial statements under Section 8.01.

               (b) The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 8.01:

                     (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements so delivered;

                    (ii) reasonable estimates of the difference between such statements arising as a consequence of any such difference; and

                   (iii) in the case of any material elective change in the accounting principles used in such preparation made by the Company in response to a change in generally accepted accounting principles, a statement that the independent certified public accountants of the Company concur in such change.

               (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8, the Company will not change the last day of its fiscal year from September 30 of each year, or the last days of its fiscal quarters in each of its fiscal years from December 31 of the preceding calendar year and March 31 and June 30 of the same calendar year, respectively.

          1.03 TYPES OF LOANS. Loans are distinguished by "Type" The "Type" of a Loan refers to whether such Loan is a LIBOR Loan, a Base Rate Loan or an Absolute Rate Bid Loan, each of which constitutes a Type.

          1.04 INTERPRETATION. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation;" references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.

          Section 2. COMMITMENTS, LOANS, NOTES AND PREPAYMENTS.

          2.01 LOANS.

               (a) Each Bank severally agrees, on the terms and conditions of this Agreement, to make Committed Loans to the Company in Dollars during the period from and including the Closing Date to but not including the Maturity Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Commitment of such Bank as in effect from time to time, PROVIDED that in no event shall (a) the aggregate principal amount of all Committed Loans plus the aggregate principal amount of all Bid Loans outstanding exceed the aggregate amount of the Commitments as in effect from time to time and (b) each Bank's Bid Loans reduce such Bank's obligation to lend its Commitment Percentage of the remaining undrawn Commitments. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Commitments by means of LIBOR Committed Loans or Base Rate Loans or may Convert Committed Loans of one Type into Committed Loans of the other Type (as provided in Section 2.08) or to Continue LIBOR Committed Loans (as provided in Section 2.08).

               (b) LIMIT ON LIBOR LOANS. No more than five separate Interest Periods in respect of LIBOR Committed Loans from each Bank may be outstanding at any one time.

          2.02 BORROWINGS OF COMMITTED LOANS.

               (a) The Company shall give the Agent (which shall promptly notify the Banks) notice of each borrowing of Committed Loans as provided in
Section 4.05. Not later than 11:00 a.m. San Francisco time on the date specified for each borrowing of Committed Loans, each Bank shall make available the amount of the Committed Loan or Committed Loans to be made by it on such date to the Agent, at Agent's Payment Office, in immediately available funds, for the account of the Company. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with BofA or any other financial institution as specified by the Company.

          2.03 CHANGES OF COMMITMENTS.

               (a) The Company shall have the right at any time or from time to time (i) so long as no Loans are outstanding, to terminate the Commitments and
(ii) to reduce the aggregate unused amount of the Commitments; provided that (x) the Company shall give notice of each such termination or reduction as provided in Section 4.05 and (y) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 or in any larger multiple of $5,000,000. The Commitments once terminated or reduced may not be reinstated.

               (b) The aggregate amount of the Commitments shall be automatically reduced to zero on the Maturity Date.

          2.04 FEES.

               (a) FACILITY FEE. The Company shall pay to the Agent for the account of each Bank a facility fee on the amount of such Bank's Commitment (whether used or unused) for the period from and including the Closing Date to but not including the earlier of the date such Commitment is terminated and the Maturity Date at a rate per annum equal to the applicable amount set forth in the definition of "Applicable Margin" for the facility fee. Accrued facility fees shall be payable in arrears on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Maturity Date.

               (b) ARRANGEMENT, AGENCY FEES. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement between the Company, the Arranger and the Agent dated September 28, 1994.

          2.05 LENDING OFFICES. The Loans of each Type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such Type.

          2.06 SEVERAL OBLIGATIONS. The failure of any Bank to make any Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank, and no Bank shall have any obligation to the Agent or any other Bank for the failure by such Bank to make any Loan required to be made by such Bank.

          2.07 EVIDENCES OF DEBT.

               (a) The Committed Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive of the amount of the Committed Loans made by the Banks to the Company and the interest and payments thereon, absent gross negligence or willful misconduct. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Committed Loans.

               (b) Upon the request of any Bank made through the Agent, the Committed Loans made by such Bank may be evidenced by one or more notes substantially in the form of EXHIBIT A-1 hereto (each, a "Committed Loan Note"), instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Committed Loan Note the date, amount and maturity of each Committed Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Committed Loan Note and each Bank's record shall be conclusive absent gross negligence or willful misconduct; PROVIDED, HOWEVER, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Committed Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Committed Loan Note to such Bank.

               (c) The Bid Loans made by such Bank shall be evidenced by one or more notes substantially in the form of EXHIBIT A-2 hereto (each, a "Bid Loan Note"). Each such Bank shall endorse on the schedules annexed to its Bid Loan Note the date, amount and maturity of each Bid Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Bid Loan Note and each Bank's record shall be conclusive absent gross negligence or willful misconduct; PROVIDED, HOWEVER, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Bid Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Bid Loan Note to such Bank.

               (d) The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Bank to the Company, and each payment made on account of the principal of each such Loan, shall be recorded by such Bank on its books and, prior to any transfer of any Note evidencing the Loans, held by it, endorsed by such Bank on the schedule attached to such Note or any continuation of such Note; PROVIDED that the failure of such Bank to make, or an error in making, any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under this Agreement or under such Note in respect of the Loans to be evidenced by such Note.

               (e) No Bank shall be entitled to have its Committed Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank's relevant Commitment, Committed Loans and Committed Note pursuant to Section 11.06(b).

          2.08 OPTIONAL PREPAYMENTS AND CONTINUATIONS OF COMMITTED LOANS. (a) Subject to Section 4.04, the Company shall have the right to prepay Committed Loans, or (subject also to Section 5.04) to Convert Committed Loans of one Type into Committed Loans of the other Type or to Continue LIBOR Committed Loans, at any time or from time to time, PROVIDED that: (a) the Company shall give the Agent notice of each such prepayment, Conversion or Continuation as provided in
Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable under this Agreement); and (b) LIBOR Committed Loans may be prepaid or Converted only on the last day of an Interest Period for such Committed Loans.

          (b) Bid Loans may not be voluntarily prepaid without the written consent of the Bid Loan Bank making such Bid Loan.

          (c) After giving effect to any Conversion or Continuation of Committed Loans, there may not be more than eight different Interest Periods in effect in respect of all Committed Loans and Bid Loans together then outstanding.

          2.09 BID BORROWINGS. In addition to borrowings of Committed Loans pursuant to Section 2.02, each Bank severally agrees that the Company may, as set forth in Section 2.10, from time to time request the Banks prior to the Maturity Date to submit offers to make Bid Loans to the Company; PROVIDED, HOWEVER, that the Banks may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and PROVIDED, FURTHER, that at no time shall (a) each Bank's Bid Loans reduce such Bank's obligation to lend its Commitment Percentage of the remaining undrawn Commitments; (b) the outstanding aggregate principal amount of all

Bid Loans made by all Banks, plus the outstanding aggregate principal amount of all Committed Loans made by all Banks exceed the combined Commitments; or (c) the number of Interest Periods for Bid Loans then outstanding plus the number of Interest Periods for Committed Loans then outstanding exceed eight. Each Bid Loan shall ratably reduce the available Commitments by an amount equal to such Bid Loan.

          2.10  PROCEDURE FOR BID BORROWINGS.

               (a) When the Company wishes to request the Banks to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of EXHIBIT D (a "COMPETITIVE BID REQUEST") so as to be received no later than 9:00 a.m. (San Francisco time) (x) four Business Days prior to the date of a proposed Bid Borrowing in the case of a LIBOR Auction, or (y) one Business Day prior to the date of a proposed Bid Borrowing in the case of an Absolute Rate Auction, specifying:

                    (i) the date of such Bid Borrowing, which shall be a Business Day;

                    (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $5,000,000 or in multiples of $1,000,000 in excess thereof;

                    (iii) whether the Competitive Bids requested are to be for LIBOR Bid Loans or Absolute Rate Bid Loans or both; and

                    (iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

Subject to subsection 2.10(c), the Company may not request Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five Business Days.

               (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Banks by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Company to each Bank to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this Section 2.10.

               (c) (i) Each Bank may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection 2.10(c) and must be submitted to the Agent by facsimile transmission at the Agent's office for notices set forth on SCHEDULE 11.02 hereto not later than (1) 7:00 a.m. (San Francisco time) three Business Days prior to the proposed date of the Bid Borrowing, in the case of a LIBOR Auction or (2) 7:00 a.m. (San Francisco time) on the proposed date of the Bid Borrowing, in the case of an Absolute Rate Auction; PROVIDED that Competitive Bids submitted by BofA (or any Affiliate of BofA) in the capacity of a Bank may be submitted, and may only be submitted, if BofA or such Affiliate notifies the Agent of the terms of the offer or offers contained therein not later than (A) 6:45 a.m. (San Francisco time) three Business Days prior to the proposed date of the Bid Borrowing, in the case of a LIBOR Auction or (B) 6:45 a.m. (San Francisco time) on the proposed date of the Bid Borrowing, in the case of an Absolute Rate Auction.

                    (ii) Each Competitive Bid shall be in substantially the form of EXHIBIT F, specifying therein:

                         (A)  the proposed date of the Bid Borrowing;

                         (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount
          (x) may be equal to, greater than or less than the Commitment of the quoting Bank, (y) must be a minimum amount of $5,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                         (C) in case the Company elects a LIBOR Auction, the margin above or below the LIBOR Base Rate (the "LIBOR BID MARGIN") offered for each such Bid Loan, expressed as a per-centage (rounded to the nearest 1/16th of 1 percent) to be added to or subtracted from the applicable LIBOR Base Rate and the Interest Period applicable thereto;

                         (D) in case the Company elects an Absolute Rate Auction, the rate of interest per annum (rounded upward to the nearest 1/100th of 1 percent) (the "ABSOLUTE RATE") offered for each such Bid Loan; and

                         (E)  the identity of the quoting Bank.

     A Competitive Bid may contain up to three separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bids.

                    (iii)  Any Competitive Bid shall be disregarded if it:

                         (A)  is not substantially in conformity with
          EXHIBIT F or does not specify all of the information required by subsection (c)(ii) of this Section;

                         (B) contains qualifying, conditional or similar language;

                         (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

                         (D)  arrives after the time set forth in
          subsection 2.10(c)(i).

               (d) Promptly on receipt and not later than 7:30 a.m. (San Francisco time) three Business Days prior to the proposed date of the Bid Borrowing in the case of a LIBOR Auction, or 7:30 a.m. (San Francisco time) on the proposed date of the Bid Borrowing, in the case of an Absolute Rate Auction, the Agent will notify the Company of the terms (i) of any Competitive Bid submitted by a Bank that is in accordance with subsection 2.10(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in subsection 2.10(c). The Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered. Subject only to the provisions of Sections 5.02, 5.03 and 6.02 and the provisions of this subsection (d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Company.

               (e) Not later than 8:00 a.m. (San Francisco time) three Business Days prior to the proposed date of the Bid Borrowing, in the case of a LIBOR Auction, or 8:00 a.m. (San Francisco time) on the proposed date of the Bid Borrowing, in the case of an Absolute Rate Auction, the Company shall notify the

Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection 2.10(d). The Company shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; PROVIDED that:

                    (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

                    (ii) the principal amount of each Bid Borrowing must be a minimum amount of $5,000,000 or in any multiple of $1,000,000 in excess thereof;

                    (iii) acceptance of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period, as the case may be; and

                    (iv) the Company may not accept any offer that is described in subsection 2.10(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

               (f) If offers are made by two or more Banks with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

               (g) (i) The Agent will promptly notify each Bank having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

                    (ii) Each Bank, which has received notice pursuant to subsection 2.10(g)(i) that its Competitive Bid has been accepted, shall make the amounts of such Bid Loans available to the Agent for the account of the Company at the Agent's Payment Office, by 11:00 a.m. (San Francisco time), on such date of Bid Borrowing, in funds immediately available to the Agent for the account of the Company at the Agent's Payment Office.

                    (iii) Promptly following each Bid Borrowing, the Agent shall notify each Bank of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.

                    (iv) From time to time, the Company and the Banks shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Company for payment of all amounts owing hereunder.

               (h) If, on or prior to the proposed date of the Bid Borrowing, the Commitments have not been terminated and if, on such proposed date of the Bid Borrowing all applicable conditions to funding referenced in Sections 5.02,
5.03 and 6.02 hereof are satisfied, the Bank or Banks whose offers the Company has accepted will fund each Bid Loan so accepted. Nothing in this Section 2.10 shall be construed as a right of first offer in favor of the Banks or to otherwise limit the ability of the Company to request and accept credit facilities from any Person (including any of the Banks), provided that no Default or Event of Default would otherwise arise or exist as a result of the Company executing, delivering or performing under such credit facilities.

          2.11 EXTENSION OF MATURITY DATE. In the event that: (a) the Company requests in writing no less than 45 days prior to any anniversary of the Closing Date ("Anniversary Date") that the Maturity Date be extended for one year (provided, that the Maturity Date shall not be extended beyond November 30, 2001); (b) each Bank shall have determined in its sole discretion to consent to such extension; and (c) the Agent shall have delivered a written notice of such determination to the Company no less than 15 days prior to such Anniversary Date, then the Maturity Date shall be extended for an additional one-year period. Any Bank that shall not have indicated its determination under this
Section 2.11 to the Agent on or prior to the 15th day prior to such Anniversary Date shall be deemed not to have consented to such extension.

          2.12 INCREASE IN COMMITMENTS. The Company may from time to time (but not more than once in any twelve-month period) request an increase in the aggregate amount of the Commitments upon giving written notice to the Agent. Upon receipt of such notice, the Agent shall notify the Banks in writing thereof, and each Bank shall have 30 days to respond, in its sole discretion, whether to agree to increase its Commitment by an amount equal to its Commitment Percentage of such requested increase. Any Bank that shall not have indicated its determination under this Section 2.12 to the Agent within the above time period shall be deemed not to have consented to such increase. To the extent that any Bank declines, or is deemed to have declined, to participate in any such increase (a "Declining Bank"), the Company may, with the consent of the Agent, (a) request one or more other Banks to, in their sole discretion, further increase their Commitment(s) by the amount of the increase declined by the Declining Bank(s) and/or (b) invite one or more lenders not a party to this Agreement, but qualifying as an Eligible Assignee, to assume Commitment(s) equal to the amount of the increase declined by the Declining Bank(s) (provided that any new lender shall have a Commitment of not less than $10,000,000) by becoming a party to this Agreement by signing a counterpart of this Agreement and such other documentation as Agent may reasonably request to effectuate such transaction. Any further increase in any Bank's Commitment in accordance with the prior sentence or any new lender becoming a party hereto shall be completed within 60 days after the date the Company delivered its original notice to the Agent in accordance with the first sentence of this Section. If, after giving effect to any increase in the Commitments as aforesaid, the respective Commitment Percentages of the Banks are not the same as the respective Commitment Percentages of the Banks immediately prior to such increase, the Company shall prepay any outstanding Committed Loans, together with interest thereon and any amounts due pursuant to Section 5.05, effective as of the date of such increase, and may reborrow such Committed Loans from each Bank in accordance with each Bank's revised Commitment Percentage after giving effect to such increase.


          Section 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

          3.01 REPAYMENT OF LOANS. The Company hereby promises to pay to the Agent for the account of each Bank the entire outstanding principal amount of such Bank's Loans. Each Committed Loan shall mature on the Maturity Date. In addition, if at any time, the aggregate principal amount of the Committed Loans and the Bid Loans shall exceed the Commitments, the Company shall prepay Committed Loans in an aggregate amount equal to such excess. The Company shall repay each Bid Loan on the last day of the relevant Interest Period.

          3.02 INTEREST. The Company hereby promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

               (a) during such periods as such Committed Loan is a Base Rate Loan, the Base Rate (as in effect from time to time);

               (b) during such periods as such Committed Loan is a LIBOR Committed Loan, for each Interest Period, the LIBOR Rate for such Committed Loan for such Interest Period PLUS the Applicable Margin; and

               (c) each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant borrowing date at a rate per annum equal to the LIBOR Base Rate plus (or minus) the LIBOR Bid Margin, or at the Absolute Rate, as the case may be.

Notwithstanding the foregoing, the Company hereby promises to pay to the Agent for the account of each Bank interest from time to time on demand at the applicable Post-Default Rate on any Obligation held by such Bank to or for the account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date of any such amount to but excluding the date the same is paid in full.

Subject to the preceding sentence, accrued interest on each Loan shall be payable:

               (i) in the case of a Base Rate Loan, quarterly on the Quarterly Dates;

                (ii) in the case of a LIBOR Committed Loan, on the last day of each Interest Period for such Loan and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and upon the payment or prepayment of such Loan or the Conversion of such Loan to a Loan of another Type;

                (iii) in the case of a LIBOR Bid Loan, on the last day of each Interest Period for such Loan and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and upon the payment or prepayment of such LIBOR Bid Loan; and

               (iv) in the case of an Absolute Rate Loan, on the last day of each Interest Period for such Loan and, if such Interest Period is longer than 90 days, at 90-day intervals following the first day of such Interest Period and upon the payment or prepayment of such Absolute Rate Bid Loan.

Promptly after the determination of any interest rate provided for in this Agreement or any change in any such interest rate, the Agent shall give notice of the same to the Banks to which such interest is payable and to the Company.

          Section 4.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

          4.01 PAYMENTS.

               (a) Except to the extent otherwise provided in this Agreement, all payments of any Obligations shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at Agent's Payment Office, not later than 12:00 noon San Francisco time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day).

               (b) The Company shall, at the time of making each payment under this Agreement of any Obligation for the account of any Bank, specify to the Agent (which shall so notify each intended recipient) to which Obligation such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, subject to Section 4.02, may determine to be appropriate).

               (c) Each payment received by the Agent under this Agreement of any Obligation for the account of any Bank shall be paid by the Agent promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

               (d) Except to the extent otherwise provided, if the due date of any payment of any Obligation would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          4.02 PRO RATA TREATMENT. Except to the extent otherwise provided in this Agreement: (a) the making, Conversion and Continuation of Committed Loans (other than Conversion provided for by Section 5.04) and partial reductions in the Commitments shall be made pro rata among the relevant Banks according to the amounts of their respective Commitments (in the case of making of Loans or partial reductions of the Commitments) or their respective Committed Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each LIBOR Committed Loan shall be coterminous; and (b) each payment on account of any obligations to or for the account of one or more of the Banks in respect of any obligations due on a particular day (or, if such day is not a Business Day, the next succeeding Business Day) shall be entitled to priority over payments in respect of Obligations not then due and shall be allocated among the Banks entitled to such payments PRO RATA in accordance with the respective amounts due and payable to such Banks on such day (or Business Day) and shall be distributed accordingly; provided that if immediately prior to giving effect to any such payment in respect of any Committed Loan the outstanding principal amount of the Committed Loans shall not be held by the Banks pro rata in accordance with their respective Commitments of such Type in effect at the time such Committed Loans were made (by reason of a failure of a Bank to make a Loan under this Agreement in the circumstances described in the last paragraph of
Section 11.04), then such payment shall be applied to the Committed Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Committed Loans being held by the Banks pro rata in accordance with their respective Commitments. Nothing in this Section 4.02 shall be deemed to prevent, except in the case of shortfall, the differential indemnity and other amounts owing to or for the account of a particular Bank or Banks pursuant to any provisions of any Basic Document which, by their terms, require differential payments.

          4.03 COMPUTATIONS. Interest on LIBOR Loans, Bid Loans and facility fees shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day occurring in the period for which payable) and interest payable at the Base Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest payable at the Base Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

          4.04 MINIMUM AMOUNTS. Except for mandatory prepayments made pursuant to Section 3.01 and Conversions or prepayments made pursuant to Section 5.04, each borrowing, Conversion and partial prepayment of principal of Committed Loans shall be in an aggregate amount at least equal to $5,000,000 or any larger whole multiple of $1,000,000 (borrowings or prepayments of, or Conversion into, Committed Loans of different Types or having different Interest Periods at the same time to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). Notwithstanding any other provision of this Agreement, the aggregate principal amount of LIBOR Committed Loans having the same Interest Period shall be in an amount at least equal to $5,000,000 or any larger whole multiple of $1,000,000 and, if any LIBOR Loans would otherwise be in a lesser principal amount for any period, such Committed Loans shall be Base Rate Loans during such period.

          4.05 CERTAIN NOTICES. Notices by the Company to the Agent of terminations or reductions of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans, and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. San Francisco time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                                       Number of
                                                       Business
               Notice                                  Days Prior
               ------                                  ----------

          Termination or reduction
          of Commitments                                     3

          Borrowing or prepayment of, or
          Conversion into, Base Rate Loans                Same Day

          Borrowing or prepayment of, Conversion
          into, Continuations as, or
          duration of Interest Period
          for, LIBOR Committed Loans                         3

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or optional prepayment shall specify the Committed Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04) and Type of each Committed Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or optional prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Committed Loans to which such Interest Period is to relate. The Agent shall promptly notify the Banks of the contents of each such notice. In the event that the Company fails to select the Type of Committed Loan or the duration of any Interest Period for any LIBOR Committed Loan, within the time period and otherwise as provided in this Section 4.05, such Committed Loan (if outstanding as a LIBOR Committed Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Committed Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

          4.06 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Agent shall have been notified by a Bank or the Company (each, a "PAYOR") prior to the date on which the Payor is to make payment to the Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank under this Agreement or (in the case of the Company) a payment to the Agent for the account of one or more of the Banks (the "REQUIRED PAYMENT"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount of such payment available to the intended recipient on such date.

               (a) If the Required Payment shall represent a payment to be made by the Company, and the Company has not in fact made the Required Payment to the Agent under circumstances where the Agent has made the Required Payment available to the Banks, the Banks shall, on demand, repay to the Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the "ADVANCE DATE") such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day.

               (b) If the Required Payment shall represent proceeds of a Loan to be made by the Banks to the Company, and any Bank has not in fact made the Required Payment to the Agent under circumstances where the Agent has made the Required Payment available to the Company, such Bank shall, on demand, pay to the Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the Advance Date until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day. If such amount is not made available to the Agent on the next Business Day following such Advance Date, the Company shall on demand, pay to the Agent such amount, together with interest on such amount in respect of each day during the period commencing on the Advance Date until the date the Agent recovers such amount at a rate per annum equal to the rate of interest provided for such Required Payment pursuant to Section 3.02 (and, in case the Company shall return the Required Payment to the Agent, without limiting any claim the Company may have against the Payor in respect of the Required Payment).

          4.07 SHARING OF PAYMENTS, ETC.

               (a) The Company agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option but only with the prior written consent of the Agent, to offset balances held by such Bank or an affiliate of such Bank for the account of the Company at any office of such Bank or affiliate (and each such affiliate is hereby authorized to effect such offset), in Dollars or in any other currency, against any Obligations of the Company to such Bank that are not paid when due (regardless of whether such balances are then due to the Company). Any Bank so entitled shall promptly notify the Company and the Agent of any offset effected by it, PROVIDED that such

Bank's failure to give such notice shall not affect the validity of such offset.

               (b) If any Bank shall obtain from the Company payment of any obligation through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise with respect to its Committed Loans (other than from the Agent as provided in this Agreement), and, as a result of such payment, such Bank shall have received a greater amount of the obligations than the amount allocable to such Bank under Section 4.02, it shall promptly purchase from such other Banks participation in (or, if and to the extent specified by such Bank, direct interests in) such obligations owing to such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Obligations owing to each of the Banks, PROVIDED that if at the time of such payment the outstanding principal amount of the Committed Loans shall not be held by the Banks pro rata in accordance with their respective Commitments in effect at the time such Committed Loans were made (by reason of a failure of a Bank to make a Loan under this Agreement in the circumstances described in the last paragraph of Section 11.04), then such purchases of participation or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Committed Loans being held by the Banks pro rata according to the amounts of such Commitments. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

               (c) The Company agrees that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation; PROVIDED that the Company shall have been informed of such purchase.

               (d) Nothing contained in this Section 4.07 shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

Any Bank having outstanding both Committed Loans and Bid Loans at any time a right of set-off is exercised by such Bank shall apply the proceeds of such set-off first to such Bank's Committed Loans, until its Committed Loans are reduced to zero, and thereafter to its Bid Loans.

          Section 5.  YIELD PROTECTION, ETC.

          5.01 ADDITIONAL COSTS.

               (a) The Company shall pay directly to each Bank from time to time on demand such amounts as may be necessary to compensate such Bank for any costs that such Bank determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans, or any reduction in any amount receivable by such Bank in respect of any of such Loans or such obligation (collectively, "ADDITIONAL COSTS"), resulting from any Regulatory Change that:

                    (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than changes in the rate of taxation imposed on or measured by the overall net income of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

                    (ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the LIBOR Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "LIBOR Base Rate" in Section 1.01), or any commitment of such Bank (including the commitments of such Bank); or

                    (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitments.

If any Bank requests compensation from the Company under this Section 5.01(a), the Company may, by notice to such Bank (with a copy to the Agent), suspend the obligation of such Bank thereafter to make, to Convert Base Rate Loans into or to Continue LIBOR Loans until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable), PROVIDED that such suspension shall not affect the right of such Bank (or any affiliate of such Bank which is a bank) to receive the compensation so requested.

               (b) Without limiting the effect of the foregoing provisions of this Section 5.01, in the event that, by reason of any Regulatory Change, any Bank (or any affiliate of such Bank which is a bank) either (i) incurs (or would incur) Additional Costs as a result of its exceeding a specified level of a category of deposits or other liabilities of such Bank (or any affiliate of such Bank which is a bank) that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or of a category of extensions of credit or other assets of such Bank (or any affiliate of such Bank which is a bank) that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Agent), the obligation of such Bank to make, to Convert Base Rate Loans into or to Continue LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

               (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Company shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, any bank or bank holding company controlling such Bank) for any costs that it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any Governmental Rule following any Regulatory Change, of capital in respect of its Commitments or Loans (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such Governmental Rule.

               (d) Each Bank shall notify the Company of any event occurring after the date of this Agreement entitling such Bank to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge of such event; PROVIDED that (i) if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice and (ii) each Bank will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation by an amount determined by such Bank to be material and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive, PROVIDED that such determinations and allocations are made on a reasonable basis.

          5.02 LIMITATION ON TYPES OF LOANS. Notwithstanding any other provision of this Agreement, if, on or prior to the determination of any LIBOR Rate for any Interest Period:

               (a) the Agent determines, which determination absent bad faith shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Base Rate" in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided in this Agreement; or

               (b) if the Majority Banks determine, which determination absent bad faith shall be conclusive, and notify the Agent that by reason of conditions affecting the interbank market the relevant rates of interest referred to in the definition of "LIBOR Base Rate" in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to cover adequately the cost to such Banks of funding or continuing to fund such Type of Loans for such Interest Period;

then the Agent shall give the Company and each Bank prompt notice of such determination and, so long as such condition remains in effect, the Banks shall be under no obligation to make, to Convert Base Rate Loans into or to Continue LIBOR Loans, and the Company shall, on the last day or days of the then current Interest Period or Periods for the outstanding LIBOR Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with Section 2.08.

          5.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful or, by reason of a Regulatory Change, impossible for any Bank or its Applicable Lending Office to honor its obligation to make (including in respect of any LIBOR Bid Loan as to which the

Company has accepted such Bank's Competitive Bid, but as to which the borrowing date has not arrived) or maintain LIBOR Loans, then such Bank shall promptly notify the Company of such event (with a copy to the Agent) and such Bank's obligation to make, to Convert Base Rate Loans into or to Continue LIBOR Loans shall be suspended until such time as such Bank may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

          5.04 TREATMENT OF AFFECTED LOANS. Upon the occurrence of an Event of Default, the Agent may (and at the request of the Majority Banks shall) by notice to the Company suspend the obligation of all Banks to make, to Convert Base Rate Loans into or to Continue LIBOR Committed Loans (a "SUSPENSION NOTICE"). If the obligation of any Bank to make, to Convert Base Rate Loans into or to Continue LIBOR Committed Loans shall be suspended pursuant to Section
5.01 or 5.03 (an "AFFECTED BANK"), such Affected Bank's Committed LIBOR Loans shall be, or if a Suspension Notice has been given, all Bank's LIBOR Committed Loans shall be, automatically Converted into Base Rate Loans on the last day or days of the then current Interest Period or Periods for LIBOR Committed Loans (or, in the case of a Conversion required by Section 5.01(b) or 5.03, on such earlier date as such Affected Bank may specify to the Company with a copy to the Agent).

               Unless and until a Suspension Notice is terminated or an Affected Bank gives notice as provided below that the circumstances specified in Section
5.01 or 5.03 that gave rise to such Conversion no longer exist or the Agent revokes the Suspension Notice (as the case may be):

               (a) to the extent that LIBOR Committed Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to LIBOR Committed Loans shall be applied instead to its Base Rate Loans; and

               (b) all Loans that would otherwise be made as LIBOR Committed Loans shall be made as Base Rate Loans, and all Committed Loans that would otherwise be Converted into, or Continued as, LIBOR Committed Loans shall instead remain as or be Converted into Base Rate Loans.

If an Affected Bank gives notice to the Company with a copy to the Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Affected Bank's LIBOR Committed Loans pursuant to this
Section 5.04 no longer exist (which such Affected Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Committed Loans made by other Banks are outstanding, such Affected Bank's Base Rate Loans shall be automatically Converted, on the first day or days of the next succeeding Interest Period or Periods for such outstanding LIBOR Committed Loans, to the extent necessary so that, after giving effect to such Conversions, all Loans held by the Banks holding LIBOR Committed Loans and by such Affected Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

          5.05 COMPENSATION. The Company shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank determines is attributable to:

               (a) any payment, mandatory or optional prepayment or Conversion of a LIBOR Loan or Absolute Rate Loan made by such Bank for any reason (including the acceleration of the Loans pursuant to Section 9) on a date other than the last day of the Interest Period for such Loan; or

               (b) any failure by the Company for any reason (including the failure of any of the conditions precedent specified in Section 6 to be satisfied) to borrow a LIBOR Loan or an Absolute Rate Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Sections 2.02 and 2.09, respectively.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for in this Agreement over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market (if such Loan is a LIBOR Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

          5.06 TAXES.

               (a) The Company agrees to pay to each Bank such additional amounts as are necessary in order that the net payment of any Obligation due to such Bank after deduction for or withholding in respect of any Tax imposed with respect to such payment (or for payment of such Tax by such Bank), will not be less than the amount of the Obligation then due and payable,

PROVIDED that the foregoing obligation to pay such additional amounts shall not apply:

                    (i) to any payment to a Bank that is not a U.S. Person unless such Bank is, on the Closing Date (or on the date it becomes a Bank as provided in Section 11.06(b)) and on the date of any change in the Applicable Lending Office of such Bank, either entitled to submit a Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all interest to be received by it under this Agreement and the Notes in respect of the Loans) or Form 4224 (relating to all interest to be received by such Bank under this Agreement in respect of the Loans) (and in that regard each such non-U.S. Person shall on such date deliver to the Agent and the Company duplicate such Forms 1001 or 4224, as appropriate), or

                    (ii) to any Tax imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such Tax.

For the purposes of this Section 5.06(a), (w) "FORM 1001, shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) "FORM 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim of the kind to which such Form relates), (y) "U.S. PERSON" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and (z) "TAXES" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of any Governmental Person (other than taxes imposed on or measured by the overall net income of any Bank or of its Applicable Lending Office by the jurisdiction in which such Bank has its principal office or any Applicable Lending Office).

               (b) within 30 days after paying any amount to the Agent or any Bank from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Company shall deliver to the Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

          Section 6. CONDITIONS PRECEDENT.

          6.01 CONDITIONS TO EFFECTIVENESS OF BANK OBLIGATIONS. The obligations of the Banks under this Agreement are subject to the condition precedent that the Agent has received the following documents, each of which shall be satisfactory to the Agent (and to the extent specified below, to each Bank) in form and substance, before the Closing Date:

               (a) CORPORATE DOCUMENTS. The following documents, each certified as indicated below:

                    (i) a copy of the certificate of incorporation, as amended, and in effect, of the Company certified as of a recent date by the Secretary of State of the State of Delaware, and evidence from Governmental Persons as to the good standing of the Company;

                    (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date and certifying: (A) that attached to such certificate is a true and complete copy of the bylaws of the Company, as amended, and in effect at all times from the date on which the resolutions referred to in clause (B) were adopted to and including the date of such certificate; (B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of the Basic Documents and the extensions of credit under this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (C) that the certificate of incorporation of the Company has not been amended since the date of the certification furnished pursuant to clause (i) above; and (D) as to the incumbency and specimen signature of each officer of the Company executing the Basic Documents and each other document to be delivered by the Company from time to time in connection with any Basic Document (and the Agent and each Bank may conclusively rely on such certificate until the Agent receives notice in writing from the Company); and

                    (iii) a certificate of another officer of the Company as to the incumbency and specimen signature of the Secretary or Assistant Secretary, as the case may be, of the Company.

               (b) OFFICER'S CERTIFICATE. A certificate of a senior officer of the Company, dated the Closing Date, to the effect set forth in Section 6.02(b).

               (c) OPINION OF COUNSEL TO COMPANY. An opinion, dated the Closing Date, of Konowiecki & Rank, counsel to the Company, in substantially the form of EXHIBIT B and covering such other matters as the Agent or any Bank may reasonably request (and the Company hereby instructs such Company to deliver such opinion to the Banks and the Agent).

               (d) INVESTMENT COMPANY OPINION. An opinion of Shereff, Friedman, Hoffman & Goodman, counsel to the Company, to the effect that none of the Company or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940 (and the Company hereby instructs such counsel to deliver such opinion to the Banks and the Agent).

               (e) NOTES. If any Bank is requesting a Note pursuant to Section 2.07(b), the Note, duly completed and executed, in favor of such Bank.

               (f) REGULATORY COMPLIANCE. A certificate of a senior executive officer of each HMO Subsidiary to the effect that such HMO Subsidiary is in compliance in all material respects with the requirements of all applicable HMO Regulations, including such Regulatory Tangible Net Equity Requirements as are applicable to such HMO Subsidiary, and with all other applicable Governmental Rules.

               (g) RATINGS; LEVERAGE RATIO. A certificate of a senior officer of the Company, dated the Closing Date, setting forth either (a) the Company's unsecured long-term debt ratings by Standard and Poor's Rating Group and Moody's Investors Service, Inc., respectively, or (b) the Leverage Ratio, calculated as of September 30, 1994.

               (h) TERMINATION OF EXISTING AGREEMENT. The Company shall have terminated, or concurrently herewith is terminating, the Credit Agreement dated as of January 14, 1994 among the Company, The Chase Manhattan Bank, N.A., as agent, and the banks party thereto, and all amounts due and owing to the agent and banks thereunder shall have, or are being, paid in full.

               (i) OTHER DOCUMENTS. Such other documents as the Agent or any Bank or counsel to the Banks (on behalf of the Agent or the Banks) may reasonably request.

The obligations of the Banks under this Agreement are also subject to the payment or delivery by the Company of such fees and other consideration as the Company shall have agreed to pay or deliver to any Bank or an affiliate of such Bank or the Agent in connection with this Agreement, including the reasonable fees and expenses of in-house counsel to BofA, in connection with the negotiation, preparation, execution and delivery of the Basic Documents (to the extent that statements for such fees and expenses have been delivered to the Company).

          6.02 INITIAL AND SUBSEQUENT LOANS. The obligation of any Bank to make any Loan (including such Bank's initial Loan), and to receive through the Agent any Competitive Bid Request, or otherwise extend any credit to the Company upon the occasion of each borrowing or other extension of credit under this Agreement prior to the Maturity Date is subject to the further conditions precedent that both immediately prior to the making of such Loan or other extension of credit and also after giving effect to, and to the intended use of, such Loan or other extension:

                    (a)  no Default shall have occurred and be continuing; and

                    (b) the representations and warranties made by the Company in Section 7 shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

          Section 7. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Banks that:

          7.01 CORPORATE EXISTENCE.  Each of the Company and its Material
Subsidiaries: (a) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material Governmental Approvals necessary, to own its assets and to carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

          7.02 FINANCIAL CONDITION. The Company has previously furnished to each of the Banks consolidated balance sheets of the Company and its Consolidated Subsidiaries as at September 30, 1994 and the related consolidated statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for the fiscal year ended on that date, with the opinion of Ernst & Young.

All such financial statements are complete and correct and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at that date and the results of their operations for the fiscal year ended on that date, all in accordance with generally accepted accounting principles applied on a consistent basis.

Neither the Company nor any of its Subsidiaries has on the Closing Date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the most recent balance sheet referred to above. Since September 30, 1994, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries from that set forth in the financial statements as at September 30, 1994 for the period ending on that date.

          7.03 LITIGATION. Except as disclosed to the Banks in SCHEDULE 7.03, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Person now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

          7.04 NO BREACH. None of the execution and delivery of the Basic Documents, the consummation of the transactions contemplated in the Basic Documents or compliance with the terms and provisions of the Basic Documents will conflict with or result in a breach of, or require any consent under, the charter or bylaws of the Company, or any applicable Governmental Rule or any agreement or instrument to which the Company is a party or by which any of them or any of their Property is bound or to which any of them is subject, or result in the acceleration or mandatory prepayment of any indebtedness evidenced by or termination of, any such agreement or instrument, or result in the creation or imposition of any Lien upon any Property of the Company pursuant to the terms of any such agreement or instrument.

          7.05 CORPORATE ACTION. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Basic Documents; the execution, delivery and performance by the Company of each such Basic Document have been duly authorized by all necessary corporate action on its part (including any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered by the Company for value will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors, rights.

          7.06 APPROVALS. No Governmental Approvals are necessary for the execution, delivery or performance by the Company of the Basic Documents or for the legality, validity or enforceability any Basic Document.

          7.07 USE OF CREDIT. Neither the Company nor any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit under this Agreement will be used to buy or carry any Margin Stock.

          7.08 ERISA. Each Plan, and, to the knowledge of the Company, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Governmental Rule, and no event or condition has occurred and is continuing as to which the Company would be under an obligation to furnish a report to the Banks under Section 8.01(f).

          7.09 TAXES. (a) The Company and its Subsidiaries have filed all tax returns required to be filed by them and have paid or made adequate provision for the payment of all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries (except such as are being contested in good faith and by appropriate proceedings diligently conducted), and no claims are being asserted or contested with respect to such taxes that are required by generally accepted accounting principles to be reflected in its financial statements referred to in Section 7.02 and are not so reflected. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are considered by the Company to be adequate.

               (b) Except as set forth in SCHEDULE 7.09, there is no tax sharing, tax allocation or similar agreement currently in effect providing for the manner in which tax payments owing by the Company or any of its Subsidiaries (whether in respect of Federal or state income or other taxes) are allocated among such Persons. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

          7.10 CERTAIN REGULATIONS. Neither the Company nor any of its Subsidiaries is subject to any Governmental Rule restricting its ability to incur debt.

          7.11 MATERIAL AGREEMENTS AND LIENS.

               (a) Part A of SCHEDULE 7.11 is a complete and correct list, as of the Closing Date of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $3,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of SCHEDULE 7.11.

               (b) Part B of SCHEDULE 7.11 is a complete and correct list, as of the Closing Date, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any Property of the Company or any of its Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of SCHEDULE 7.11.

          7.12 ENVIRONMENTAL LAWS.

               (a) To its knowledge, the Company and its Subsidiaries are in compliance with all applicable federal, state and local laws and regulations to air, water, soil and other environmental quality, except where the failure to so comply would have a Material Adverse Effect, and the Company has not received any written notification that it is not in such compliance;

               (b) There has been no claim, complaint, notice, or request for information received by the Company or any of its Subsidiaries with respect to environmental matters, including but not limited to, any alleged violation of any federal, state, or local statute, regulation, or ordinance relating to the environment, and there has been no complaint, notice, or inquiry to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law, which violation could reasonably be expected to result in a Material Adverse Effect; and

               (c) There has been no release of a Hazardous Material by the Company or any of its Subsidiaries or, to the knowledge of the Company and its Subsidiaries after due inquiry, by other Persons, at any facility or property owned, leased, used, or operated by the Company or any of its Subsidiaries which might result in liability being imposed upon the Company or any of its Subsidiaries, which liability might result in a Material Adverse Effect. For purposes of this clause (c), "release" shall have the meaning assigned to it under the Comprehensive Environmental Response Compensation and Liability Act.

          7.13 SUBSIDIARIES, ETC.

               (a) Set forth in Part A of SCHEDULE 7.13 is a complete and correct list, as of the Closing Date, of all of the Subsidiaries of the Company, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of SCHEDULE 7.13, (x) each of the Company and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of SCHEDULE 7.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

               (b) Set forth in Part B of SCHEDULE 7.13 is a complete and correct list, as of the Closing Date, of all Investments (other than Permitted Market Investments and Investments disclosed in Part A of SCHEDULE 7.13) held by the Company or any of its Subsidiaries in any Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part A or Part B of SCHEDULE 7.13 each of the Company and its Subsidiaries owns, free and clear of all Liens, all of its Investments.

               (c) None of the Subsidiaries of the Company is, on the Closing Date, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 8.17(b).

          7.14 TITLE TO ASSETS. The Company and its Subsidiaries own and have on the Closing Date, good and marketable title (subject only to Liens permitted by Section 8.06) to the Properties shown to be owned in the most recent financial statements referred to in Section 7.02 (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 8.05). The Company and its Subsidiaries own and have on the Closing Date, good and marketable title to, and enjoys on the Closing Date, peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 8.06) that are necessary for the operation and conduct of their businesses.

          7.15 TRUE AND COMPLETE DISCLOSURE. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company to the Agent or any Bank in connection with the negotiation, preparation or delivery of the Basic Documents or included in or delivered pursuant to any Basic

Document, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in any Basic Document, in light of the circumstances under which they were made, not misleading. All written information furnished after the Closing Date by the Company and its Subsidiaries to the Agent and the Banks in connection with the Basic Documents and the transactions contemplated by the Basic Documents will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Company that could have a Material Adverse Effect that has not been disclosed in the Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Banks for use in connection with the transactions contemplated by the Basic Documents.

          7.16 NO DEFAULT. No Default has occurred and is continuing. Except as would not have a Material Adverse Effect, the Company is not in default under any order, award or decree of any Governmental Person binding upon or affecting it or by which any of its assets is bound or affected. The Company is not subject to any order, award, decree, agreement or other instrument which would have a Material Adverse Effect.

          7.17 BUSINESS ACTIVITY. Neither the Company nor any of its Subsidiaries is engaged in any line or lines of business activity other than the Healthcare Business.

          7.18 ACCREDITATION, ETC. Each HMO Subsidiary maintains (i) all licenses and certifications required pursuant to any HMO Regulation; (ii) all certifications and authorizations necessary to ensure that each of the HMO Subsidiaries is eligible for all reimbursements available under the HMO Regulations to the extent applicable to HMOs of their type, (iii) all licenses, permits, authorizations and qualifications required under the HMO Regulations in connection with the ownership or operation of HMOs; except where the failure to maintain the items described in any of the preceding three clauses would not have a Material Adverse Effect.

          Section 8. COVENANTS OF THE COMPANY. The Company covenants and agrees with the Banks and the Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all obligations:

          8.01 FINANCIAL STATEMENTS, ETC. The Company shall deliver to the Agent and each of the Banks:

               (a) as soon as available and in any event within 50 days after the end of each quarterly fiscal period of each fiscal year of the Company, (i) consolidated statements of income and retained earnings of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, (ii) consolidated cash flow statement from the beginning of the respective fiscal year to the end of such period and (iii) the related consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such period, setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the president or chief executive officer, an executive vice president, or the chief financial officer, treasurer, or controller of the Company, which certificate shall state that those financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles then in effect, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

               (b) as soon as available and in any event within 95 days after the end of each fiscal year of the Company consolidated statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that those financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles then in effect, consistently applied, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

               (c) as soon as received, and in any event within 30 days of receipt of the same by the Company or any of its Subsidiaries, a copy of the annual management letter and any other final comment letter submitted by such accountants to the management of the Company or any Subsidiary in connection with such audit;

               (d) promptly upon their becoming available, but in no case more than five Business days after their filing, copies of all registration statements, regular periodic reports, and any other material filing (other than preliminary materials filed on a confidential basis) if any, which the Company shall have filed with the SEC or any national securities exchange;

               (e) promptly upon (but in no case more than five Business days after) their being mailed or provided to the shareholders of the Company, copies of all financial statements, reports, notices and proxy statements so mailed or provided;

               (f) as soon as possible, and in any event within ten days after the Company knows or has reason to know of the same, a certificate signed by an executive officer of the Company setting forth details respecting any of the following:

                    (i) the occurrence or expected occurrence of any reportable event, as defined in section 4043(b) of ERISA and the regulations issued under that Section, with respect to any Plan (PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                    (ii) the institution of proceedings or the taking or expected taking of other action by the PBGC or the Company or an ERISA Affiliate to terminate, withdraw or partially withdraw from any Plan or Multi-Employer Plan and with respect to a Multi-Employer Plan, the reorganization or insolvency of the Plan and in addition to such notice, deliver to the Agent: (A) a certificate of an executive officer setting forth details as to such Reportable Event of the action that the Company or ERISA Affiliate proposes to take with respect thereto, together, with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, and (B) any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice filed with or given to the PBGC that such Plan is to be terminated, as the case may be;

                    (iii) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce
     Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

                    (iv) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of those Sections;

               (g) promptly (but in no case more than five Business Days) following the receipt of the same, a copy of each notice relating to the loss or threatened loss by the Company or any HMO Subsidiary of any operating permit, license or certification by any HMO Regulator;

               (h) promptly (but in no case more than five Business Days) following the receipt of the same, all correspondence received by the Company or any Subsidiary from an HMO Regulator which asserts that the Company or any HMO Subsidiary is not in substantial compliance with any HMO Regulation or which threatens the taking of any action against the Company or any Subsidiary under any HMO Regulation;

               (i) promptly after the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company, as the case may be, has taken or proposes to take with respect to such Default;

               (j) promptly (but in no case more than five Business Days) after the Company receives unsecured long-term debt ratings by Standard and Poor's Rating Group and Moody's Investors Service, Inc., a notice of such ratings, and thereafter, promptly (but in no case more than five Business Days) after any change in such ratings, a notice of such change; and

               (k) from time to time upon receipt of a request by the Agent or any Bank specifying in reasonable detail the types of documents to be provided, copies of any and all statements, audits, studies or reports submitted by or on behalf of the Company or any HMO Subsidiary to any HMO Regulator and other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries (including with respect to any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA).

The Company will furnish to the Agent and each Bank, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect to such Default), (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 8.09 and 8.10 as of the end of the respective quarterly fiscal period or fiscal year, and (iii) setting forth a description of any Acquisitions or mergers involving the Company or any of its Subsidiaries with respect to which the Company has not delivered the information set forth in Section 8.05(a) or (b), respectively.

          8.02 LITIGATION. The Company will promptly give to each Bank notice of all legal, arbitral or investigatory proceedings, and of all proceedings by or before any Governmental Person, and any material development in respect of any such proceedings, affecting the Company or any of its Subsidiaries, except proceedings which, if adversely determined, would not have a Material Adverse Effect.

          8.03 EXISTENCE, ETC. The Company will, and will cause each of its Subsidiaries to:

               (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises, including all licenses and certifications required pursuant to any HMO Regulation, all certification and authorization necessary to ensure that each of the Subsidiaries is eligible for all reimbursements available under the HMO Regulations to the extent applicable to HMOs of their type (except where the failure to maintain the same would not have a Material Adverse Effect), and all licenses, permits, authorization and qualifications required under the HMO Regulations in connection with the ownership or operation of HMOs (PROVIDED that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05);

               (b) comply with the requirements of all applicable Governmental Rules, including all HMO Regulations, if failure to comply with such requirements could have a Material Adverse Effect;

               (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Properties prior to the date on which penalties attach except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

               (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

               (e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles then in effect, consistently applied;

               (f) upon reasonable notice permit representatives of any Bank or the Agent, and their accountants, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Bank or the Agent (as the case may be); and

               (g) complete, and provide within 30 days after the end of each fiscal year of the Company to representatives of the Agent and each Bank the opportunity to discuss, a projected annual budget prepared by the Company and adopted by its Board of Directors for the current fiscal year.

          8.04 INSURANCE. The Company will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations, including general liability and malpractice insurance and reinsurance for medical claims.

          8.05 CONSOLIDATION, MERGER OR SALE. The Company will not, nor will it permit any of its Subsidiaries to, consolidate with, or merge into, any other corporation or sell all or any substantial part of its assets or permit any other corporation to merge into the Company or any of its Subsidiaries or make any Acquisition; except:

               (a) the Company or any of its Subsidiaries may make an Approved Acquisition; PROVIDED that in the case of an Approved Acquisition wherein the aggregate cash expenditures of the Company and any of its Subsidiaries made in connection therewith exceeds or is expected to exceed $20,000,000 (i) the Company shall deliver to the Agent, in form and substance satisfactory to the Majority Banks: (A) a written description of such Acquisition; and (B) if requested by the Agent, copies of all agreements and Governmental Approvals relating to such Acquisition and evidence, that such Acquisition is an Approved Acquisition; and (ii) the Company shall calculate and deliver to the Agent prior to the consummation of such Acquisition, the covenants set forth in Sections
8.09 and 8.10 showing compliance therewith on a pro forma basis as though such Acquisition had been consummated on the first day of the fourth fiscal quarter immediately prior to the date of determination;

               (b) the Company or any Subsidiary of the Company may merge or consolidate with or into another Person in an Approved Merger; PROVIDED, that in the case of a merger or consolidation wherein the value of the cash, stock or other consideration (including Indebtedness assumed by the Company or its Subsidiaries in connection therewith) exchanged exceeds or is expected to exceed $20,000,000, (i) the Company shall deliver to the Agent, in form and substance satisfactory to the Majority Banks: (A) a written description of such merger or consolidation;

and (B) if requested by the Agent, copies of all agreements and Governmental Approvals relating to such merger or consolidation and evidence that such merger or consolidation is an Approved Merger; and (ii) the Company shall calculate and deliver to the Agent prior to the consummation of such merger or consolidation, the covenants set forth in Sections 8.09 and 8.10 showing compliance therewith on a pro forma basis as though such merger or consolidation had been consummated on the first day of the fourth fiscal quarter immediately prior to the date of determination;

               (c) any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any Material Subsidiary of the Company; PROVIDED that (x) if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

               (d) the Company may discontinue any operation which it believes to be no longer in the best interest of the Company and its Subsidiaries taken as a whole, provided that the Company shall not discontinue a Material Subsidiary; and

               (e) the Company or any of its Subsidiaries may sell upon usual financial terms the assets of, the capital stock of, or an interest in any present or future Subsidiary so long as the amount sold in any one or series of transactions in any two year period does not exceed five percent of the consolidated total assets of the Company;

PROVIDED, HOWEVER, in actions consummated pursuant to clauses (c), (d), or (e),
(A) the representations and warranties made by the Company in Section 7 shall be true and complete on and as of the date of such action after giving effect thereto with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (B) no Default or Event of Default shall then be continuing or, after giving effect to such action, would result from such action; PROVIDED, FURTHER, that this Agreement shall not be deemed to restrict the Company, in attempting to make an Approved Acquisition or engage in an Approved Merger, from making one or more offers for a target person and/or engaging in negotiations with a target person prior to the acceptance of the final terms of such Approved Acquisition or Approved Merger by the board of directors of such target Person.

          8.06 LIMITATION ON LIENS. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

               (a) Liens in existence on the Closing Date and listed in Part B of SCHEDULE 7.11;



               (b) Liens imposed by any Governmental Person for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount of such Lien is not material with respect to it or its financial condition, adequate reserves with respect to such Lien are maintained on the books of the Company or the affected Subsidiaries, as the case may be, in accordance with GAAP;

               (c) carriers', mechanics', warehousemen's, artisans', service, suppliers', depositaries', or other like Liens arising in the ordinary course of business: (i) which are not overdue for a period of more than 45 days and which are not in danger of imminent foreclosure, or (ii) which are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent, for an amount and for a period not resulting in an Event of Default under Section 9(h);

               (d) pledges or deposits in respect of workers' compensation, unemployment insurance and other social security legislation;

               (e) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject to such Lien or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

               (g) Liens on Property of any corporation, partnership or other entity which becomes a Subsidiary of the Company after the Closing Date, provided that such Liens are in existence at the time such entity becomes a Subsidiary of the Company and were not created in anticipation of such event;


               (h) Liens (i) upon real or tangible personal Property acquired after the Closing Date (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens existed on such Property before the time of its acquisition and was not created in anticipation of such event and (ii) upon real Property acquired after the Closing

Date (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; PROVIDED in each case that no such Lien shall extend to or cover any Property of the Company or such Subsidiary other than the Property so acquired and improvements on such Property; and PROVIDED, FURTHER in each case, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80 percent, of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property at the time it was acquired (by purchase, construction or otherwise);

               (i)  Capital Lease Obligations permitted under Section 8.07(d);
and

               (j) any extension, renewal or replacement of the foregoing, PROVIDED, however, that the Liens permitted under this clause (j) shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

          8.07 INDEBTEDNESS. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness except:

               (a)  Indebtedness to the Banks under the Basic Documents;

               (b) Indebtedness outstanding on the Closing Date and listed in Part A of SCHEDULE 7.11;

               (c) Subject to Section 8.08(d), Indebtedness of Subsidiaries of the Company to the Company or to other Subsidiaries of the Company; and

               (d) Additional Indebtedness of the Company and its Subsidiaries up to but not exceeding in the aggregate an amount equal to 6 percent of the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and with not more than $25,000,000 being attributable to Indebtedness of the Company's Subsidiaries to Persons other than the Company or any other Subsidiary of the Company.

          8.08 INVESTMENTS. The Company will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

               (a) Investments outstanding on the Closing Date and identified in SCHEDULE 7.13 Part B;

               (b)  operating deposit accounts with banks;

               (c) Permitted Market Investments; PROVIDED, HOWEVER, that the percentage amount of the aggregate fair market value of Permitted Market Investments comprised of, as at any date, equity securities (and securities convertible into equity securities) shall not exceed 15 percent of the aggregate fair market value of all Permitted Market Investments held as of such date;

               (d) (i) Investments by the Company and its Subsidiaries in capital stock of Subsidiaries of the Company to the extent outstanding on the date of the financial statements of the Company and its Consolidated Subsidiaries referred to in Section 7.02 or acquired in an Approved Acquisition and (ii) Investments by the Company and its Subsidiaries in Subsidiaries of the Company so long as the aggregate amount so invested or advanced under this clause (ii), net of repayments, dividends and distributions to the Company, shall not exceed $20,000,000 for any cumulative period of 18 months after January 1, 1995;

               (e) Interest Rate Protection Agreements so long as the aggregate notional amount under all Interest Rate Protection Agreements does not exceed $250,000,000; and

               (f) additional Investments up to but not exceeding $10,000,000 in the aggregate.

          8.09 LEVERAGE RATIO. The Company will not permit the Leverage Ratio to exceed (a) 0.40 to 1.00 at any time from the Closing Date through and including September 30, 1996 and (b) 0.35 to 1.00 at any time thereafter.

          8.10 FIXED CHARGES RATIO. The Company will not permit the Fixed Charges Ratio to be less 3.00 to 1.00 at any time.

          8.11 DIVIDENDS OF SUBSIDIARIES DURING DEFAULT. Promptly upon (but in no case more than five Business Days after) the occurrence of a Default, the Company shall cause each Wholly Owned Subsidiary of the Company that is an HMO to declare and pay dividends (in cash, Property, or obligations) on, or to make payments or distributions on account of, the shares of all classes of stock of such entity in an amount equal to all funds legally available at such time to such Subsidiary for the payment of dividends; provided, however, that no such Subsidiary shall be required to pay dividends under this Section 8.11 to the extent that doing so would cause the Regulatory Tangible Net Equity of such Subsidiary to be less than 105 percent of any Regulatory Tangible Net Equity Requirement applicable to such Subsidiary.

          8.12 LIMITATION ON PAYMENT RESTRICTIONS AFFECTING Subsidiaries.
Except as set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or allow to become effective any consensual encumbrance or restriction on the ability of (i) any of the Subsidiaries of the Company to (a) make Dividend Payments or pay any obligation, liability or any Indebtedness owed to the Company or any of its other Subsidiaries, (b) make loans or advances to the Company or its other Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its other Subsidiaries, or
(ii) the Company or any of its Subsidiaries to receive or retain vis-a-vis the transferor any such amounts set forth in clauses (i)(a), (i)(b) or (i)(c) above, except for encumbrances or restrictions existing under or by reason of applicable law.

          8.13 PREPAYMENTS OF INDEBTEDNESS. Neither the Company nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness or exercise any option to redeem any Redeemable Preferred other than Indebtedness existing under this Agreement, except for (i) regularly scheduled payments of principal and interest in respect of such Indebtedness required pursuant to the instruments evidencing such Indebtedness and (ii) prepayment of the 8.80% senior notes of the Company held by the Massachusetts Mutual Life Insurance Company (as in effect on the Closing
Date).

          8.14 LINES OF BUSINESS. Neither the Company nor any of its Subsidiaries shall engage in any line or lines of business activity other than the Healthcare Business.

          8.15 TRANSACTIONS WITH AFFILIATES. Except as expressly permitted by this Agreement, the Company will not nor will it permit any of its Subsidiaries to enter into any material transaction with any Affiliate on any terms more favorable to such Affiliate than those that would be obtained in an arm's length transaction, PROVIDED that the Company may make cash payments to UniHealth America for management or administrative fees in amounts not exceeding $2,500,000 in any one fiscal year.

          8.16 USE OF PROCEEDS. (a) The Company will use the proceeds of the Loans solely to finance the operations of the Company and to make Approved Acquisitions or Approved Mergers (in each case in compliance with all applicable Governmental Rules); PROVIDED that neither the Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

               (b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "INELIGIBLE SECURITIES" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

          8.17 CERTAIN OBLIGATIONS RESPECTING SUBSIDIARIES.
(a) Except as otherwise provided in this Agreement, the Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the Company or one of its Material Subsidiaries at all times owns free and clear of any lien, charge, or encumbrance at least the same percentage of the issued and outstanding shares of each class of stock of, and enjoys the same degree of voting control over, each of its Material Subsidiaries as it owned or enjoyed on the Closing Date or as was acquired in any Acquisition or merger. Without limiting the generality of the foregoing, none of the Company nor any of its Material Subsidiaries shall sell, transfer or otherwise dispose of any shares of stock in any Material Subsidiary owned by them, nor permit any Material Subsidiary to issue any shares of stock of any class whatsoever to any Person (other than to the Company or another Material Subsidiary); PROVIDED, HOWEVER, the Company or any of its Subsidiaries may sell upon usual financial terms the assets of, the capital stock of, or an interest in any present or future Subsidiary so long as the amount sold in any one or series of transactions in any two year period does not exceed five percent of the consolidated total assets of the Company.

          (b) The Company will not, nor permit any of its any of its Subsidiaries to, enter into, after the Closing Date, any indenture, agreement, instrument or other arrangement (other than pursuant to any Basic Document) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property.

          Section 9. EVENTS OF DEFAULT. If one or more of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

               (a) The Company shall: (i) default in the payment of any principal of any Loan or any interest on any Bid Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or of any other obligation when due and such default shall have continued unremedied for three or more days; or

               (b) The Company or any of its Material Subsidiaries (the Company and such Material Subsidiaries shall collectively be referred to as, the "RELEVANT PARTIES") shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $10,000,000 or more, or in the payment when due of any amount under any Interest Rate Protection Agreement having a credit exposure of $10,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate on such Indebtedness reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to its par value or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

               (c) Any representation, warranty or certification made or deemed made in this Agreement by the Company, or any certificate furnished to any Bank or the Agent pursuant to the provisions of this Agreement, shall prove to have been false or misleading as of the time made or furnished or deemed made or furnished in any material respect; or

               (d) The Company shall default in the performance of any of its obligations under any of Section 8.01(i), 8.05, 8.09, 8.10, 8.11 or 8.13; the Company shall default in the performance of its obligations under Section 8.06, 8.07, 8.08 or 8.15 and such default shall continue unremedied for a period of 10 days; or the Company shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days after notice of such default to the Company by the Agent or any Bank (through the Agent); or

               (e) Any Relevant Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

               (f) Any Relevant Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code,
(iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

               (g) A proceeding or case shall be commenced, without the application or consent of the affected Relevant Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Relevant Party or of all or any substantial part of its Property, or (iii) similar relief in respect of such Relevant Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against any Relevant Party shall be entered in an involuntary case under the Bankruptcy Code; or

               (h) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $10,000,000 in the aggregate (regardless of insurance coverage) shall be rendered by one or more Governmental Persons having jurisdiction against any Relevant Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution of the relevant judgment shall not be procured, within 30 days from the date of entry of such judgment and such Relevant Party shall not, within that 30-day period, or such longer period during which execution of the same shall have been stayed, appeal from and cause the execution of such judgment to be stayed during such appeal; or

               (i) An event or condition specified in Section 8.01(f) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute a Material Adverse Effect; or

               (j)  Any event occurs which has a Material Adverse Effect; or

               (k) Any entity other than UniHealth America shall hold or acquire, directly or indirectly, the power to vote more than 20 percent of the outstanding shares of any class of voting stock of the Company or to appoint a majority of the Company's Board of Directors; or

               (l) The Company or any of its Subsidiaries shall lose, or shall fail to renew promptly upon the expiration, any permit or license, the loss of which could have a Material Adverse Effect; or

               (m) An HMO Event shall have occurred and remain unremedied for the lesser of 90 days after the occurrence of such event or five days after the duration of any cure period imposed for the cure of such HMO Event by the HMO Regulator administering the pertinent HMO Regulations; or

               (n)  A Prospective Premium Default shall have occurred.

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to the Company, (A) the Agent shall, at the request of, or may, with the consent of the Majority Banks, by notice to the Company, terminate the Commitments and they shall thereupon terminate, and (B) declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other Obligations (including any amounts payable under Section 5.05) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to the Company, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other obligations (including any amounts payable under Section 5.05 or 5.06) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

          Section 10.  THE AGENT.

          10.01 APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and any Note and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Note, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any Note, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Note or otherwise exist against the Agent.

          10.02 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          10.03 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any Note, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note, or for any failure of the Company or any other party to any Basic Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Note, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

          10.04 RELIANCE BY AGENT.

               (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any Note unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any
Note in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

               (b) For purposes of determining compliance with the conditions specified in Section 6.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

          10.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Section 9; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

          10.06 CREDIT DECISION. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documentste at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and any Note, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

          10.07 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorneys' fees and expenses, including the allocated cost of Agent's in-house counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Agent-Related Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, HOWEVER, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any Note, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the

Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

          10.08 AGENT IN INDIVIDUAL CAPACITY. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

          10.09 SUCCESSOR AGENT. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 10 and Section 11.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

     10.10 CO-AGENTS. None of the Banks identified on the facing page of this Agreement as a "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a "co-agent" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

          Section 11.  MISCELLANEOUS.

          11.01 WAIVER. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement or any Note shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement and the Notes are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.02 NOTICES. All notices, requests and other communications provided for in this Agreement and under the Notes (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing, delivered to the intended recipient at the "Address for Notices" specified below its name on SCHEDULE 11.02 hereto or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in any Basic Document, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as set forth above.

          11.03 EXPENSES, ETC. (a) The Company agrees to pay or reimburse the Agent and the Arranger for all reasonable out-of-pocket costs and expenses (including reasonable fees (including reasonable allocated fees of in-house counsel and disbursements of counsel)), incurred by the Agent and the Arranger in connection with (i) the negotiation, preparation, execution and delivery of the Basic Documents and the extension of credit under this Agreement and (ii) any modification, supplement or waiver of any of the terms of any Basic Document.

          (b) The Company agrees to pay or reimburse each of the Banks, the Agent and the Arranger for: (a) all reasonable costs and expenses of the Banks, the Agent and the Arranger (including reasonable fees (including reasonable allocated fees of in-house counsel and disbursements of counsel)) incurred in connection with (i) any Default and any enforcement or collection proceedings (including any bankruptcy, reorganization, workout or other similar proceeding) resulting from such Default or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Company under the Basic Documents and (ii) the enforcement of this Section 11.03; and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of any Basic Document or any other document referred to in any Basic Document.

          (c) The Company hereby agrees (i) to indemnify the Agent, the Arranger and each Bank and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings relating to the extensions of credit under, and the transactions contemplated by, the Basic Documents or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any such extensions of credit, including the reasonable fees (including reasonable allocated fees of in-house counsel) and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) and (ii) not to assert any claim against the Agent, any Bank or any of their respective affiliates, directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated in any Basic Document. It shall not be a condition to any such indemnification that the Agent or any Bank be a party to any such investigation, litigation or other proceeding.

          11.04 AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Company, the Agent and the Majority Banks, or by the Company and the Agent acting with the consent of the Majority Banks, and any provision of this Agreement may be waived by the Majority Banks or by the Agent acting with the consent of the Majority Banks; PROVIDED that:
(a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Banks or by the Agent acting with the consent of all of the Banks:
(i) increase (except as provided in Section 2.12), or extend the term of any of the Commitments (except as provided in Section 2.11), or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of any obligation under this Agreement or the Notes, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest or any fee is payable under this Agreement or alter the basis for calculating any other obligation, (v) alter the rights or obligations of the Company to prepay Loans, (vi) alter the terms of this Section 11.04, (vii) modify the definition of the term "Majority Banks" or modify in any other manner the number or percentage of the Banks required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, or (viii) waive any of the conditions precedent set forth in Section 6; and (b) any change that affects the rights or duties of the Agent hereunder or any modification or supplement of Section 10 shall require the consent of the Agent. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Agent, the Banks and the Company, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

          Notwithstanding anything in this Agreement to the contrary, if, at a time when the conditions precedent set forth in Section 6 to any Loan are, in the opinion of the Majority Banks, satisfied, any Bank shall fail to fulfill its obligations to make such Loan, then, for so long as such failure shall continue, such Bank shall (unless the Majority Banks, determined as if such Bank were not a "Bank" under the Basic Documents, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under any of the Basic Documents (including under this Section 11.04) to have no Loans or Commitments, shall not be treated as a "Bank" under the Basic Documents when performing the computation of Majority Banks, and shall have no rights under the preceding paragraph of this Section 11.04; provided that any action taken by the other Banks with respect to the matters referred to in clause (a) of the preceding paragraph shall not be effective as against such Bank.

          11.05 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.

          11.06 ASSIGNMENTS AND PARTICIPATIONS.

               (a) The Company may not assign any of its rights or obligations under this Agreement or under the Notes without the prior consent of all of the Banks and the Agent.

               (b) Each Bank may assign all or any part of its Loans, its Notes and its Commitments (but only with the consent of, in the case of an outstanding Commitment, the Agent and the Company, which consent of the Agent and the Company shall not be unreasonably withheld or delayed), together with, in any such case, its related rights, remedies, powers and privileges under the Basic Documents to one or more Eligible Assignees; PROVIDED that (i) no such consent by the Company or the Agent shall be required in the case of any assignment to another Bank; (ii) any such partial assignment shall be in an amount at least equal to $10,000,000; and (iii) each such assignment by a Bank of its

Loans, Note or Commitment shall be made in such manner so that the same portion of its Loans, Note and Commitment is assigned to the respective assignee. Upon execution and delivery by the assignee to the Company and the Agent of an instrument in writing pursuant to which such assignee agrees to become a "Bank" under this Agreement (if not already a Bank) having the Commitment or Commitments and Loans specified in such instrument, and upon the consent of the Company and the Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company and the Agent), the obligations, rights and benefits of a Bank under the Basic Documents holding the Commitment or Commitments and Loans assigned to it (in addition to the Commitment or Commitments and Loans, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment or Commitments so assigned. Upon each such assignment the assigning Bank shall pay the Agent an assignment fee of $2,500.

               (c) A Bank may sell or agree to sell to one or more other Persons a participation in all or any part of its Loans, its Notes, its Commitments and its related rights, remedies, powers and privileges under the Basic Documents, in which event each purchaser of a participation (a "PARTICIPANT") shall be entitled to the rights and benefits of the provisions of
Section 8.01(k) with respect to such participation as if (and the Company shall be directly obligated to such Participant under such provisions as if) such Participant were a "Bank" for purposes of Section 8.01(k), but shall not have any other rights, remedies, powers or privileges under any Basic Document (the Participant's rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant). All amounts payable by the Company to any Bank under Section 5 in respect of such Bank's Loans, Notes and Commitments shall be determined as if such Bank had not sold or agreed to sell any participations in such Loans, Notes and Commitments, and as if such Bank were funding each of such Loans, Note and Commitments in the same way that it is funding the portion of such Loans, Note and Commitments in which no participations have been sold. In no event shall a Bank that sells a participation agree with the Participant to take or to refrain from taking any action under any Basic Document except that such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or to extend the term, or to extend the time or to waive any requirement for the reduction or termination, of such Bank's related Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee under this Agreement payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest or any fee under this Agreement in which such Bank has sold an interest is payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee under its agreements with such Bank,
(v) alter the rights or obligations of the Company to prepay the related Loans or (vi) consent to any modification, supplement or waiver of any Basic Document to the extent that the same, under Section 11.04, requires the consent of each Bank.

               (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.06, any Bank may assign any of its Bid Loans and may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and any Bank may assign all or any part of its Loans and its Notes to any affiliate of such Bank for the purpose of such a pledge and assignment by such affiliate. No such assignment shall release the assigning Bank from its obligations under the Basic Documents.

               (e) A Bank may furnish, with the consent of the Company, which consent shall not be unreasonably withheld or delayed, any information concerning the Company or any of its respective Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the prior obligation of each such entity to execute and deliver to such Bank and the Company a Confidentiality Agreement substantially in the form of EXHIBIT C.

               (f) Notwithstanding anything in this Section 11.06 to the contrary, no Bank may assign or participate any interest in any obligation or Commitment (or any related rights, remedies, powers or privileges) to the Company or any of its Affiliates or Subsidiaries without the prior written consent of each Bank.

          11.07 SURVIVAL. The obligations of the Company under Sections 5.01, 5.05, 5.06 and 11.03 and the obligations of the Banks under Section 10.05 shall survive the repayment of the Obligations and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit, in or pursuant to any Basic Document shall survive the making or deemed making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any extension of credit, any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          11.08 AGREEMENTS SUPERSEDED. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement.

          11.09 SEVERABILITY. Any provision of this Agreement or the Notes that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Notes, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 CAPTIONS. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

          11.12 TREATMENT OF CERTAIN INFORMATION. The Company acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Bank or by one or more subsidiaries or affiliates of such Bank and the Company hereby authorizes each Bank to share any information delivered to such Bank by the Company and its Subsidiaries and Affiliates pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, with any such Subsidiary or affiliate, with the consent of the Company, which consent shall not be unreasonably withheld, so long as such subsidiary or affiliate first executes and delivers to the respective Bank and to the Company a Confidentiality Agreement substantially in the form of EXHIBIT C.

          11.13 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA AND OF ANY CALIFORNIA STATE COURT SITTING IN LOS ANGELES, CALIFORNIA FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH

PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          11.14 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                              PACIFICARE HEALTH SYSTEMS, INC.


                              By:  /s/ Coy F. Baugh
                                   ---------------------------
                              Name:  COY F. BAUGH
                                     -------------------------
                              Title:  VICE PRESIDENT/TREASURER
                                      ------------------------

                              BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION, as Agent


                              By:  /s/ David Terrance
                                   ----------------------------
                                       Vice President


                              BANKS


                              BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                              ASSOCIATION, as a Bank


                              By:  /s/  Wyatt Ritchie
                                   ----------------------------
                                        Vice President


                              THE CHASE MANHATTAN BANK, N.A.


                              By:  /s/  Dawn Lee Lum
                                   ----------------------------
                              Title:    Vice President
                                      -------------------------


                              CITICORP USA, INC.


                              By:  /s/  Barbara A. Cohen
                                   ----------------------------
                              Title:    Vice President
                                      -------------------------

                              THE DAI-ICHI KANGYO BANK, LTD.
                                LOS ANGELES AGENCY


                              By:  /s/  Teruhisa Yamaguchi
                                   ----------------------------
                              Title:  Senior Vice President and
                                        Joint General Manager
                                      -------------------------


                              FIRST INTERSTATE BANK OF CALIFORNIA


                              By:  /s/ David A. Horn
                                   ----------------------------
                              Title:  Vice President
                                      --------------------------


                              THE FIRST NATIONAL BANK OF CHICAGO


                              By:  /s/ Jay G. Sepanski
                                   ----------------------------
                              Title:  Corporate Banking Officer
                                      -------------------------

                              MELLON BANK, N.A.


                              By:  /s/  Richard A. Lopatt
                                   ----------------------------
                              Title:    Vice President
                                      -------------------------


                              NATIONSBANK OF TEXAS, N.A.


                              By:  /s/ Brad DeSpain
                                   ----------------------------
                              Title:  Vice President
                                      -------------------------


                              THE SANWA BANK, LIMITED,
                                LOS ANGELES AGENCY


                              By:  /s/ Dan J. Wilson
                                   ----------------------------
                              Title:  Vice President
                                      -------------------------

                                 SCHEDULE 11.02


                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES


COMPANY

PACIFICARE HEALTH SYSTEMS, INC.
5995 Plaza Drive
Cypress, California 90630
Attention:  Coy Baugh
            Vice President-Treasurer
Telephone: (714) 220-3780
Facsimile: (714) 229-2748


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as Agent

Bank of America National Trust
and Savings Association
Agency Management Services A#5596
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:  David Terrance
            Vice President
Telephone: (415) 622-7011
Facsimile: (415) 622-4894


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
  as a Bank

DOMESTIC AND OFFSHORE LENDING OFFICE:
1850 Gateway Boulevard, Fourth Floor
Concord, California 94520

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

Bank of America National Trust
and Savings Association
555 South Flower Street, 11th Floor
Los Angeles, California 90071
Attention:  Wyatt Ritchie
            Vice President
Telephone: (213) 228-9734
Facsimile: (213) 228-2756

THE CHASE MANHATTAN BANK, N.A.

The Chase Manhattan Bank, N.A.
One Chase Plaza, 5th Floor
New York, New York 10081
Attention:  Peter Dilullo
Telephone:  (212) 552-5995
Facsimile:  (212) 552-7075


CITICORP USA, INC.


DOMESTIC AND OFFSHORE LENDING OFFICE
AND ADDRESS FOR NOTICES:

Citicorp USA, Inc.
2001 Ross Avenue
1400 Trammel Crow Center
Dallas, Texas 75201
Attention:  Carol Comeaux
            Vice President
Telephone: (214) 953-3772
Facsimile: (214) 953-3888


THE DAI-ICHI KANGYO BANK, LTD.
  LOS ANGELES AGENCY

The Dai-Ichi Kangyo Bank, Ltd.
  Los Angeles Agency
555 West Fifth Street, Fifth Floor
Los Angeles, California 90013
Attention:  James J. Karnowski
            Vice President
Telephone:  (213) 243-4761
Facsimile:  (213) 2624-5258


FIRST INTERSTATE BANK OF CALIFORNIA

First Interstate Bank of California
U.S. Banking Divisions
707 Wilshire Blvd.
Mail Sort W16-13
Los Angeles, California 90017
Attention:  William J. Baird
            Vice President
Telephone:  (213) 614-5540
Facsimile:  (213) 614-2569

THE FIRST NATIONAL BANK OF CHICAGO

The First National Bank of Chicago
Public Banking Department
Mail Suite 0091, 8th Floor
1 First National Plaza
Chicago, Illinois 60670-0091
Attention:  Jay G. Sepanski
            Corporate Banking Officer
Telephone:  (312) 732-6726
Facsimile:  (312) 732-2016

MELLON BANK, N.A.

Mellon Bank, N.A.
300 South Grand Avenue, Suite 3800
Los Angeles, California 90071
Attention:  Richard A. Lopatt
            Vice President
Telephone:  (213) 680-7379
Facsimile:  (213) 626-3745


NATIONSBANK OF TEXAS, N.A.

NationsBank of Texas, N.A.
444 South Flower Street, Suite 1500
Los Angeles, California 90017
Attention:  Brad DeSpain
            Vice President
Telephone:  (213) 236-4912
Facsimile:  (213) 624-5815


SANWA BANK CALIFORNIA

Sanwa Bank California
4400 MacArthur Blvd., Suite 200
Newport Beach, California 92660
Attention:  Dan J. Wilson
            Vice President
Telephone:  (714) 476-7782
Facsimile:  (714) 476-7789

                                  SCHEDULE 7.03

                                   LITIGATION



                                      None

                                  SCHEDULE 7.09


                            TAX SHARING ARRANGEMENTS



                           PHS Tax Settlement Policies

                                  SCHEDULE 7.11

                          MATERIAL AGREEMENTS AND LIENS



Part A - MATERIAL AGREEMENTS

Note Purchase Agreement, dated as of November 1, 1991, between PacifiCare Heath Systems, Inc. and Massachusetts Mutual Life Insurance Company for $15,000,000 of 8.80% Senior Notes Due November 1, 1997, as amended December 9, 1991, December 21, 1993 and November 14, 1994.


Part B  -  LIENS

     PAYEE/DESCRIPTION        BALANCE at 11-30-93

     COMDISCO #CE-7 Upgrade        $  988,834
     COMDISCO #CE-9                 1,186,909
     COMDISCO #CE-10                  955,823
     COMDISCO #CE-11                1,061,059
     COMDISCO #CE-12                  757,512
     COMDISCO #CE-13                  926,502
     COMDISCO #CE-20                1,078,109
     El Camino Resources            1,373,235

                                  SCHEDULE 7.13





Part A - SUBSIDIARIES                                                                              Schedule 7.13

                                                                 State of Domicile/                                        % Owned
                                                                      Type of             % Owned          Other          By Other
PHS Subsidiaries                                                    Organization           By PHS          Owners          Owners
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
PacifiCare of California ("PCC")                           California corporation           100%            None             N/A
PacifiCare of Oregon, Inc.                                 Oregon corporation               100%            None             N/A
PacifiCare of Oklahoma, Inc.("PCOK")                       Oklahoma corporation             100%            None             N/A
PacifiCare of Texas, Inc. ("PCTX")                         Texas corporation                100%            None             N/A
PacifiCare of Florida, Inc. ("PCFL")                       Florida corporation              100%            None             N/A
Pacific Review Services, Inc.                              California corporation           100%            None             N/A
Preferred Health Resources, Inc ("PHRI")                   Washington corporation           100%            None             N/A
PacifiCare of Washington, Inc.                             Washington corporation           None            PHRI            100%
PacifiCare Benefit Administrators, Inc.                    Washington corporation           None            PHRI            100%
PacifiCare Administrative Services, Inc.                   California corporation           None            PCC             100%
PacifiCare Life and Health Insurance Company               Indiana corporation              100%            None             N/A
Oregon Health Management Company                           California corporation           100%            None             N/A
PacifiCare Life Insurance Company                          Arizona corporation              100%            None             N/A
PacifiCare Behavioral Health, Inc. ("PBHI")                Delaware corporation             100%            None             N/A
LifeLink, Inc.                                             Delaware corporation             None            PBHI            100%
- -----------------------------------------------------------------------------------------------------------------------------------






                                                                 State of Domicile/                                        % Owned
                                                                      Type of             % Owned          Other          By Other
PHS Subsidiaries                                                    Organization           By PHS          Owners          Owners
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
MediCor, Inc.                                              Texas corporation                 72%       Dr. G. Rapier         28%
Covantage, Inc.                                            Delaware corporation             100%            None             N/A
PacifiCare Pharmacy Centers, Inc.                          California corporation           100%            None             N/A
PacifiClinic, P.C.                                         Oregon professional             49.9%      Dr. B. McMullen        33%
                                                           corporation                                 Dr. J. Chitty       17.1%
PacifiCare Ventures, Inc. ("PVI")                          California corporation            N/A            PCC             100%
Woodbridge Management Company                              California corporation            N/A            PVI             100%
COMPREMIER, Inc.                                           California corporation           100%            NONE             N/A
CRM Insurance Services, Inc.                               California corporation           100%            NONE             N/A
Secure Horizons USA, Inc.                                  California corporation           100%            NONE             N/A
PacifiCare Wellness Company                                California corporation           100%            None             N/A
Advanced Delivery Systems Management Company               California corporation           100%            None             N/A
Health Managers of Texas, Inc.                             Texas corporation                N/A             PCTX            100%
PC-CWD Vista Associates                                    California general partnership   N/A             PVI              75%
                                                                                                         CWD Vista           25%
                                                                                                         Associates

PacifiCare Military Health Systems, Inc.                   Delaware corporation             100%            None             N/A
California Dental Health Plan, Inc.                        California corporation           100%            None             N/A
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             Page 2





                                                                 State of Domicile/                                        % Owned
                                                                      Type of             % Owned          Other          By Other
PHS Subsidiaries                                                    Organization           By PHS          Owners          Owners
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
Dental Plan Administrators, Inc.                           California corporation           100%            None             N/A
Health Managers of Texas, Inc.                             Texas corporation                None            PCTX            100%
Pasteur Delivery Systems, Inc ("PDS")                      Florida corporation              None            PCFL            100%
Interstate Medical Equipment, Inc.                         Florida corporation              None            PCFL            100%
PacifiCare Administrative Services of Florida, Inc.        Florida corporation              None            PCFL            100%
Pasteur Systems, Inc.                                      Florida corporation              None            PDS             100%
Clinica Pasteur Inc.                                       Florida corporation              None            PDS             100%
West Dade Professional Services, Inc.                      Florida corporation              None            PDS             100%
Clinica Pasteur Laguna & Sweetwater, Inc.                  Florida corporation              None            PDS             100%
Barbis Advertising, Inc.                                   Florida corporation              None            PDS             100%
Health in Dade, Inc.                                       Florida corporation              None            PDS             100%
Pasteur Pharmacy, Inc.                                     Florida corporation              None            PDS             100%
Health in Miami, Inc.                                      Florida corporation              None            PDS             100%
Optica Pasteur, Inc.                                       Florida corporation              None            PDS             100%
Ismael Hernandez, M.D. & Associates, P.A.                  Florida professional             None            PDS             100%
                                                           corporation
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             Page 3


                              Part B - INVESTMENTS



None (all investments are Permitted Market Investments or listed on Part A)

                                   EXHIBIT A-1


                          [Form of Committed Loan Note]

                               COMMITTED LOAN NOTE


$                                                              November 30, 1994
 -------------------
                                                         Los Angeles, California


     FOR VALUE RECEIVED, PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of ________________________ (the "BANK"), for the account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the Agent's Payment Office the principal sum of [__________________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Committed Loans made by the Bank to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Committed Loan, at such office, in like money and funds, for the period commencing on the date of such Committed Loan until such Committed Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Committed Loan made by the Bank to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Committed Loan Note, endorsed by the Bank on the schedule attached to this Committed Loan Note or any continuation of such schedule, PROVIDED that the failure of the Bank to make any such recordation or endorsement absent gross negligence or willful misconduct shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Committed Loan Note in respect of the Committed Loans made by the Bank.

     This Committed Loan Note is one of the Committed Loan Notes referred to in the Credit Agreement dated as of November 30, 1994 (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT") among the Company, the banks (including this Bank), Bank of America National Trust and Savings Association, as Agent, and The Chase Manhattan Bank, N.A., Citicorp USA, Inc. and NationsBank of Texas, N.A. as Co-Agents, and evidences Committed Loans made by the Bank under the Credit Agreement. Capitalized terms used but not defined in this Committed Loan Note have the respective meanings assigned to them in the Credit Agreement.


                                     A-1 - 1

     The Credit Agreement provides for the acceleration of the maturity of this Committed Loan Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified in the Credit Agreement.

     Except as permitted by Section 11.06(b) of the Credit Agreement, this Committed Loan Note may not be assigned by the Bank to any other Person.

     THIS COMMITTED LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA.


                              PACIFICARE HEALTH SYSTEMS, INC.


                              By:
                                   -------------------------
                              Title:
                                      ----------------------


                                     A-1 - 2

                           SCHEDULE OF COMMITTED LOANS

     This Committed Loan Note evidences Committed Loans made, Continued or Converted under the Credit Agreement to the Company, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:



                                           Amount
  Date            Prin-                     Paid,
  Made,           cipal         Duration   Prepaid,  Unpaid
Continued Amount  Type             of     Continued  Prin-
   or       of     of  Interest Interest     or      cipal   Notation
CONVERTED  Loan   Loan   Rate    Period   Converted  Amount   Made by
- --------- ------  ---- -------- --------  ---------  ------  --------


                                     A-1 - 3

                                   EXHIBIT A-2


                             [Form of Bid Loan Note]

                                  BID LOAN NOTE


$                                                              November 30, 1994
 -------------------                                     Los Angeles, California


          FOR VALUE RECEIVED, PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of ____________ ________________ (the "BANK"), for the account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at Agent's Payment Office the principal sum of [____________________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Bid Loans made by the Bank to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Loan, at such office, in like money and funds, for the period commencing on the date of such Bid Loan until such Bid Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Bid Loan made by the Bank to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Bid Loan Note, endorsed by the Bank on the schedule attached to this Bid Loan Note or any continuation of such schedule, PROVIDED that the failure of the Bank to make any such recordation or endorsement absent gross negligence or willful misconduct shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Bid Loan Note in respect of the Bid Loans made by the Bank.

          This Bid Loan Note is one of the Bid Loan Notes referred to in the Credit Agreement dated as of November 30, 1994 (as modified and supplemented and in effect from time to time, the "CREDIT AGREEMENT") among the Company, the banks (including this Bank), Bank of America National Trust and Savings Association, as Agent, and The Chase Manhattan Bank, N.A., Citicorp USA, Inc. and NationsBank of Texas, N.A. as Co-Agents, and evidences Bid Loans made by the Bank under the Credit Agreement. Capitalized terms used but not defined in this Bid Loan Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Bid Loan Note upon the occurrence of certain events and for prepayments of Bid Loans upon the terms and conditions specified in the Credit Agreement.


                                     A-2 - 1

          Except as permitted by Section 11.06(b) of the Credit Agreement, this Bid Loan Note may not be assigned by the Bank to any other Person.

          THIS BID LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA.


                         PACIFICARE HEALTH SYSTEMS, INC.


                         By:
                              -------------------------
                         Title:
                                 ----------------------


                                     A-2 - 2

                              SCHEDULE OF BID LOANS

          This Bid Loan Note evidences Bid Loans made on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods of the durations set forth below, subject to the payments and prepayments of principal set forth below:


          Prin-
          cipal                    Duration            Unpaid
          Amount  Type             of        Amount    Prin-
  Date     of     of    Interest   Interest  Paid or   cipal   Notation
  Made    Loan   Loan     Rate      Period   Prepaid  Amount   Made by
  ----   ------  ----   --------   --------  -------  ------   -------


                                     A-2 - 3

                                    EXHIBIT B



                   [Form of opinion of Counsel to the Company]


                                     [DATE]


To the Banks party to the Credit Agreement referred to below and Bank of America National Trust and Savings Association, as the Agent


Ladies and Gentlemen:

          We have acted as counsel to PacifiCare Health Systems, Inc. (the "COMPANY") in connection with the financing transactions contemplated by the Credit Agreement dated as of November 30, 1994 (the "CREDIT AGREEMENT") between the Company, the banks identified in the Credit Agreement (the "BANKS") and Bank of America National Trust and Savings Association, in its capacity as the Agent. All capitalized terms defined in the Credit Agreement are used with the same meanings, unless otherwise defined, in this opinion letter.

          In rendering the opinions expressed below, we have examined (a) the Credit Agreement and the Notes (collectively, the "LOAN DOCUMENTS") and (b) such corporate records of the Company and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Loan Documents and certificates of appropriate representatives of the Company.

          In rendering the opinions expressed below, we have assumed (except, to the extent set forth below, as to the Company) that all of the documents referred to in this opinion have been duly authorized by, have been or (in the case of the Notes) will be duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of all parties to such documents, that all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have further assumed that each Bank is a bank incorporated or organized under, or a foreign bank licensed to conduct a banking business through an agency or branch located in the United States of America pursuant to, the laws of the United States of America or any state of the United States of America or is a subsidiary of a bank holding company, within the meaning of
Section 1 of Article XV of the California Constitution and Sections 1716 and 3707 of the California Financial Code.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

               (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary and has the corporate power to execute and deliver, and to borrow and perform its obligations under, the Loan Documents.

               (ii) The execution, delivery and performance by the Company of the Loan Documents, and the borrowing by the Company under the Loan Documents, have been duly authorized by all necessary corporate action on the part of the Company.

               (iii) The Credit Agreement has been duly executed and delivered by the Company.

               (iv) The Credit Agreement constitutes, and the Notes when duly executed and delivered for value will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, in each case except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of such Loan Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

               (v) No authorization, consent or other approval of, or registration, declaration or other filing with, any governmental authority of the United States of America or any state is required on the part of the Company for the execution and delivery by it of, for borrowing by the Company under, or for the performance by it of its agreements under the Loan Documents.

               (vi) The execution and delivery by the Company of, the borrowing by the Company under, and the performance by the Company of its obligations under, the Loan Documents do not and will not (a) violate any law, rule or regulation of the United States of America or the State of California, (b) violate any provision of the Certificate of Incorporation or bylaws of the Company or (c) result in a breach of, constitute a default under, require consent under, result in or require the creation of any Lien on any Property of the Company or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement, instrument or order (including any arbitral award) to which the Company or any of its assets is subject of which we have knowledge and which, in the case of the matters referred to in clauses (a) and (c) would reasonably be expected to have consequences that would materially and adversely affect the performance or the transactions contemplated by the Loan Documents or the financial condition, assets, properties or operations of the Company and its Subsidiaries taken as a whole.

               (vii) To our knowledge, there are no pending or threatened actions, suits, proceedings or investigations against the Company in any court or by or before any arbitrator or governmental authority that would reasonably be expected to have consequences that materially and adversely affect the performance of the transactions contemplated by the Loan Documents or the financial condition, assets, properties, or operations of the Company or its Subsidiaries taken as a whole.

          As used in this opinion letter, the phrase "to our knowledge" is intended to indicate that, during the course of our representation of the Company, no information that would give us knowledge of the inaccuracy of the statements made has come to the attention of those attorneys in this firm who have rendered legal services on behalf of the Company and that we have reviewed and that we have obtained, discussed with appropriate representatives of the Company the contents of and relied, as stated above, upon certificates of appropriate representatives of the Company as to the matters covered by such certificates. However, except to the extent otherwise set forth above, we have not undertaken any independent inquiry to determine the accuracy of any such statement; no reference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

          In rendering our opinion stated in paragraph (i) as to the good standing of the Company, we are solely relying upon the accuracy and completeness of certain certificates of the Secretary of State or other applicable governmental authorities relating to the Company's (a) good standing as a corporation under the laws of Delaware and (b) good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary.

          The foregoing opinions are also subject to the following comments and qualifications:

          (a) The enforceability of Section 11.03 of the Credit Agreement may be limited by laws rendering unenforceable the release of a party from, or the indemnification of a party against, liability for its own wrongful or negligent acts under certain circumstances.

          (b) The enforceability of certain provisions of the Loan Documents may be limited under certain circumstances to the extent that such provisions impose compensation for funding losses or late payment charges or an increase in interest rates upon delinquency in payment or the occurrence of a default.

          (c) The enforceability of provisions in the Loan Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

          (d) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than California) that limits the interest, fees or other charges it may impose, (ii) Section 4.07(c) of the Credit Agreement, (iii) the second sentence of Section 11.13 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Central District of California to adjudicate any controversy related to the Loan Documents and (iv) the waiver of inconvenient forum and consent to personal jurisdiction and venue set forth in
Section 11.13 of the Credit Agreement, with respect to proceedings in the United States District Court for the Central District of California.

          (e) We express no opinion as to any federal or state securities laws.

          (f) California law may limit the amount of attorneys, fees that can be recovered under certain circumstances and provides that, where a contract permits one party to the contract to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys, fees.

          (g) Provisions of the Loan Documents may be unenforceable under certain circumstances where they provide (specifically or in effect) that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other remedies, that any right or remedy may be exercised without notice, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

          (h) Except as expressly covered in our opinions, we are not expressing any opinion as to the effect or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of the businesses of the parties thereto other than the Company.

          We are authorized to practice only in the State of California and the opinions contained in this letter are limited to the laws of the State of California, the General Corporation Law of the States of Delaware and the federal laws of the United States and we do not express any opinion as to the laws of any other jurisdiction.

          This opinion letter is provided to you by us as counsel to the Company pursuant to Section 6.01(c) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Loan Documents without our prior written consent in each instance.


                                   Very truly yours,

                                    EXHIBIT C


                            CONFIDENTIALITY AGREEMENT

                         PACIFICARE HEALTH SYSTEMS, INC.



     ______________________________________________ ("Bank") agrees with
PacifiCare Health Systems, Inc. (the "Company") that all data, reports, interpretations, forecasts, agreements, notes, analyses, compilations, studies and records and all other information concerning the Company or any of its affiliates and subsidiaries, whether or not prepared by the Company or any of its Representatives (herein collectively the "Evaluation Material") furnished to Bank in connection with the proposed $250,000,000 Revolving Credit Facility to the Company (the "Facility") will be treated in accordance with this Agreement and Bank will take or refrain from taking certain actions herein set forth. Directors, officers, employees, agents, advisors (including attorneys and financial advisors) are collectively referred to herein as the "Representatives." The term "Evaluation Material" does not include information which Bank can demonstrate: (i) is already in its possession, provided that such information is not known by Bank to be subject to any other confidentiality agreement with, or other obligation of secrecy to the Company; (ii) was or becomes generally available to the public other than as a result of a disclosure by Bank or its Representatives in violation of this letter; (iii) was or becomes available to Bank on a non-confidential basis from a source other than the Company or one of the Company's Representatives, provided that such source is not known by Bank, to be bound by a confidentiality agreement with, or other obligations of secrecy to, the Company or otherwise prohibited from transmitting such information to Bank or its Representatives by a contractual, legal or fiduciary obligation; or (iv) any analysis or other document prepared by Bank or its Representatives from, or which contains any of, the information described in clauses (i), (ii), or (iii).

     Bank hereby agrees that the Evaluation Material: (i) will be used solely for the purpose of evaluating the proposed Facility; (ii) that such information will be kept confidential by Bank and its Representative; (iii) that Bank will not divulge any such Evaluation Material to any other party, except as provided below; and (iv) that Bank shall return the Evaluation Material together with any copies thereof to Bank of America upon request thereof.

     It is understood that we are authorized to disclose the Evaluation Material or portions thereof: (i) at the request of a bank regulatory agency or in connection with an examination of our bank by bank examiners; (ii) pursuant to subpoena or other court process;
(iii) at the express direction of any authorized government agency; (iv) to our independent attorneys or auditors; (v) otherwise as required by law; or (vi) to any assignee or participant (or any prospective assignee or participant) so long as such entity first executes and delivers to the Company a confidentiality agreement substantially in this form. In any such event, we will furnish a copy of this letter to anyone to whom we are required to make such disclosure and in any of the circumstances mentioned in (ii), (iii) and (v) we will, unless specifically prohibited by applicable governmental rule, advise the Company of the existence, terms and circumstances surrounding such a request so that the Company may seek a protective order or other appropriate relief or remedy and/or waive compliance with the terms of this agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, Bank agrees to furnish only that portion of the Evaluation Material which you are advised by counsel is legally required and to use your best efforts to ensure that confidential treatment will be accorded such Evaluation Material.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach or threatened breach of this letter by Bank and that the Company shall be entitled to specific performance or other equitable relief as a remedy for any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy by Bank's breach or threatened breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. Bank agrees that the provisions of this letter shall be deemed to apply, with equal force and effect, to any of Bank's Representatives, affiliates or associates and that Bank shall be responsible for any breach of the provisions of this letter by any of its directors, officers, employees, affiliates or associates.

     Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of Bank's investigation, Bank understands that neither the Company nor any of the Company's Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Bank agrees that, except as provided in a definitive agreement relating to the Facility, neither the Company nor the Company's Representatives shall have any liability to Bank or any of its Representatives resulting from the use of the Evaluation Material.

     This agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to principles of conflict or choice of laws.


Confirmed and Agreed to:

[Financial Institution]

By:
   ------------------------

   ------------------------
        [typed name]

Title:
      ---------------------

Date:
     ----------------------

                                    EXHIBIT D

                         FORM OF COMPETITIVE BID REQUEST

                                                                         , 199
                                                    ---------------------     --

Bank of America National Trust
  and Savings Association,
  as Agent
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:  Agency Management Services #5596

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement dated as of November 30, 1994 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") among PacifiCare Health Systems, Inc., certain Banks which are signatories thereto, Bank of America National Trust and Savings Association, as Agent, and The Chase Manhattan Bank, N.A., Citicorp USA, Inc. and NationsBank of Texas, N.A. as Co-Agents. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

          The Company hereby requests an auction for Bid Loans. In connection therewith, this is a Competitive Bid Request for Bid Loans pursuant to Section 2.10(a) of the Credit Agreement as follows:

          (i)  The borrowing date (which shall be a Business Day) of the
     proposed Bid Borrowing is                , 199  .
                               --------------      --

          (ii) The aggregate amount of the proposed Bid Borrowing is
     $                  .
      ------------------

          (iii) The proposed Bid Borrowing to be made pursuant to Section 2.10 shall be comprised of [LIBOR] [Absolute Rate] Bid Loans.

          (iv) The Interest Period[s] for the Bid Loans comprised in the Bid
     Borrowing shall be                 ,
                        ----------------
                    ,                  and                 .
     ---------------  ----------------     ----------------

                         PACIFICARE HEALTH SYSTEMS, INC.,
                         a Delaware corporation

                         By:
                              -------------------------------
                              Name:
                              Title:

                                    EXHIBIT E

                     FORM OF INVITATION FOR COMPETITIVE BIDS



VIA FACSIMILE

To the Banks Listed on Schedule A hereto:


Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement dated as of November 30, 1994 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") among PacifiCare Health Systems, Inc., certain Banks which are signatories thereto, Bank of America National Trust and Savings Association, as Agent, and The Chase Manhattan Bank, N.A., Citicorp USA, Inc. and NationsBank of Texas, N.A. as Co-Agents. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

     Pursuant to Section 2.10(b) of the Credit Agreement, you are hereby invited to submit offers to make Bid Loans to the Company based on the following specifications:

     1.   Borrowing date:               ,    ;
                           -------------  ---

     2.   Aggregate amount requested by the Company $           ;
                                                     -----------

     3.   [LIBOR Bid Loan] [Absolute Rate Bid Loan]; and

     4.   Interest Period[s]:               ,            ,
                               -------------  -----------
                        , and              .
          --------------      -------------

     All Competitive Bids must be substantially in the form of Exhibit F to the Credit Agreement and must be received by the Agent no later than 7:00 A.M. (San
Francisco time) on             , 199_.
                   ------------

                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as the Agent


                    By:
                        ------------------------------
                                Vice President

                                   SCHEDULE A
                                       TO
                         INVITATION FOR COMPETITIVE BIDS



                                  [List Banks]

                                    EXHIBIT F
                             FORM OF COMPETITIVE BID

                                                                         , 199
                                                         ----------------     --

Bank of America National Trust
  and Savings Association,
  as Agent
1455 Market Street, 12th Floor
San Francisco, California 94103
Attention:  Agency Management Services #5596

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement dated as of November 30, 1994 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") among PacifiCare Health Systems, Inc., certain Banks which are signatories thereto, Bank of America National Trust and Savings Association, as Agent, and The Chase Manhattan Bank, N.A., Citicorp USA, Inc. and NationsBank of Texas, N.A. as Co-Agents. Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

     In response to the Competitive Bid Request of the Company dated ______________ , _____ and in accordance with Section 2.10(c) of the Credit Agreement, the undersigned Bank offers to make Bid Loan[s] thereunder in the following principal amount[s] at the following interest rates for the following Interest Period[s]:

Date of Borrowing:                    , 199
                    ------------------     --

Aggregate Maximum Bid Amount:  $
                                -------------

I.   Interest Period  _______________________

I.   A.  Principal Amount:   ___________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

     B.  Principal Amount:  ____________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

     C.  Principal Amount:  _____________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

II.  A.  Principal Amount:  _____________
          Interest:
          [Absolute Rate:  _____%] or
          [LIBOR Bid Margin:  +/- _____%]

       Principal Amount:  _____________
          Interest:
          [Absolute Rate:   _____%] or
          [LIBOR Bid Margin:  +/- _____%]

     C.  Principal Amount:  _____________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

III. A.  Principal Amount:  _____________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

     B.  Principal Amount:  _____________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

     C.  Principal Amount:  _____________
          Interest:
          [Absolute Rate:   _____%] or
          [LIBOR Bid Margin:  +/- _____%]

IV.  A.  Principal Amount:  ______________
          Interest:
          [Absolute Rate:    _____%] or
          [LIBOR Bid Margin:  +/- _____%]

     B.  Principal Amount:  ______________
          Interest:
          [Absolute Rate:    _____ %] or
          [LIBOR Bid Margin:  +/- _____%]

     C.  Principal Amount:  ______________
          Interest:
          [Absolute Rate:   _____%] or
          [LIBOR Bid Margin:  +/- _____ %]

                    [NAME OF BANK]

                    By:
                        ------------------------
                    Title:
                           ---------------------